                                                              EXHIBIT 99.2f.12.a




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                           ALLIED CAPITAL CORPORATION







                                 NOTE AGREEMENT


                           DATED AS OF AUGUST 31, 2000






            RE: $75,000,000 AUCTION RATE RESET SENIOR NOTES SERIES A






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


                                TABLE OF CONTENTS

                          (Not a part of the Agreement)

SECTION                                 HEADING                                         PAGE
                                                                                        ----
SECTION 1.    DESCRIPTION OF NOTES AND COMMITMENT .........................................1

       Section 1.1.   Description of Notes ................................................1
       Section 1.2.   Commitment, Closing Date ............................................1

SECTION 2.    PAYMENT OF NOTES ............................................................2

       Section 2.1.   Payments of Principal ...............................................2
       Section 2.2    Optional Prepayment Prior to a Remarketing ..........................3
       Section 2.3.   Notice of Optional Prepayment .......................................2
       Section 2.4    Mandatory Redemption upon a Qualifying Offering .....................3
       Section 2.5    Interest ............................................................3
       Section 2.6    Extension of Interest Payment Period ................................4
       Section 2.7.   Direct Payment ......................................................5

SECTION 3.    REPRESENTATIONS .............................................................5

       Section 3.1.   Representations of the Company ......................................5
       Section 3.2.   Representations of the Purchaser ....................................5

SECTION 4.    CLOSING CONDITIONS ..........................................................6

       Section 4.1.   Conditions ..........................................................6
       Section 4.2.   Waiver of Conditions ................................................7

SECTION 5.    COVENANTS ...................................................................8

       Section 5.1.   Corporate Existence, Etc ............................................8
       Section 5.2.   Insurance ...........................................................8
       Section 5.3.   Taxes, Claims for Labor and Materials, Compliance with Laws .........8
       Section 5.4.   Maintenance, Etc ....................................................8
       Section 5.5.   Nature of Business ..................................................9
       Section 5.6.   Investment Company Status ...........................................9
       Section 5.7.   Capital Maintenance .................................................9
       Section 5.8.   Interest Charges Coverage Ratio .....................................9
       Section 5.9.   Limitations on Debt; Interest Rate Swaps ............................9
       Section 5.10.  Limitation on Liens ................................................10
       Section 5.11.   Restricted Payments ...............................................12
       Section 5.12.   Mergers, Consolidations and Sales of Assets .......................12
       Section 5.13.   Repurchase of Notes ...............................................14
       Section 5.14.   Transactions with Affiliates of the Company .......................15
       Section 5.15.   Termination of Pension Plans ......................................15
       Section 5.16.   Reports and Rights of Inspection ..................................15

SECTION 6.    EVENTS OF DEFAULT AND REMEDIES THEREFOR ....................................18

       Section 6.1.   Events of Default ..................................................18
       Section 6.2.   Notice to Holders ..................................................19
       Section 6.3.   Acceleration of Maturities .........................................19



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
       Section 6.4.   Rescission of Acceleration .........................................20

SECTION 7.    AMENDMENTS, WAIVERS AND CONSENTS ...........................................20

       Section 7.1.   Consent Required ...................................................20
       Section 7.2.   Solicitation of Holders ............................................20
       Section 7.3.   Effect of Amendment or Waiver ......................................21

SECTION 8.    INTERPRETATION OF AGREEMENT; DEFINITIONS ...................................21

       Section 8.1.   Definitions ........................................................21
       Section 8.2.   Accounting Principles ..............................................32
       Section 8.3.   Directly or Indirectly .............................................32

SECTION 9     REMARKETING ................................................................32

       Section 9.1    Incorporation of Remarketing Agreement .............................32
       Section 9.2    Determination of Reset Date; Remarketing ...........................32
       Section 9.3    Reset of Interest Rate and Maturity Date ...........................32
       Section 9.4    Replacement Notes ..................................................32
       Section 9.5    Power of Attorney ..................................................33

SECTION 10.   MISCELLANEOUS ..............................................................33

       Section 10.1.   Registered Notes; Transfer ........................................33
       Section 10.2.   Exchange of Notes .................................................33
       Section 10.3.   Loss, Theft, Etc. of Notes ........................................34
       Section 10.4.    Expenses, Stamp Tax Indemnity ....................................34
       Section 10.5.   Powers and Rights Not Waived; Remedies Cumulative .................34
       Section 10.6.   Notices ...........................................................35
       Section 10.7.   Successors and Assigns ............................................35
       Section 10.8.   Survival of Covenants and Representations .........................35
       Section 10.9.   Severability ......................................................35
       Section 10.10.   Governing Law ....................................................35
       Section 10.11.   Captions .........................................................35
       Section 10.12.   Limitation of Liability of the Owner Trustee .....................36

SIGNATURE ................................................................................37


Attachments to Note Agreement:

Schedule I    -      Name and Address of Purchaser

Exhibit A-1   -      Form of Note
Exhibit A-2   -      Form of Replacement Note
Exhibit B     -      Representations and Warranties
Exhibit C     -      Form of Opinion of Counsel to the Company
Exhibit D     -      Form of Remarketing Agreement

                           ALLIED CAPITAL CORPORATION


                                 NOTE AGREEMENT


            Re: $75,000,000 Auction Rate Reset Senior Notes Series A


                                                                 August 31, 2000

Intrepid Funding Master Trust
c/o Wilmington Trust Company, as Owner-Trustee
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-001

Ladies and Gentlemen:

       The undersigned, ALLIED CAPITAL CORPORATION (the "COMPANY"), a Maryland corporation, hereby agrees with Intrepid Funding Master Trust, a statutory business trust formed under the laws of the State of Delaware (the "PURCHASER"), as follows:

SECTION 1.       DESCRIPTION OF NOTES AND COMMITMENT.

       Section 1.1. Description of Notes. The Company will authorize the issue and sale of $75,000,000 Auction Rate Reset Senior Notes Series A (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to
SECTION 10 or any Replacement Notes issued pursuant to SECTION 9.4). Prior to the Remarketing Settlement Date on which Replacement Notes are issued, the Notes shall be substantially in the form set out in Exhibit A-1, with such changes therefrom, if any, as may be approved by the Company and the Holders thereof. After the Remarketing Settlement Date on which Replacement Notes are issued, the Notes shall be substantially in the form set out in Exhibit A-2, with such changes therefrom, if any, as may be approved by the Company and the Holders thereof. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts set forth in SECTION 2 of this Agreement.

       Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, Notes in the principal amount of $75,000,000.00 at a price (the "PURCHASE PRICE") equal to the principal amount thereof. The Company will deliver to the Purchaser the Notes to be purchased by the Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as the Purchaser may request) dated the Closing Date and registered in the Purchaser's name (or in the name of the Purchaser's nominee), against delivery by the Purchaser to the Company or its order of an amount in cash equal to the Purchase Price by wire transfer via Fedwire of immediately available funds for the account of the Company to Account Number 3931033237 at Bank of America, Bethesda, Maryland, (ABA #052-001-633). Such delivery and payment shall be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017 on the date hereof (the "CLOSING DATE"); provided that the Closing Date may be postponed to such other date (but not more than ten days after the originally scheduled Closing Date) as shall mutually be agreed upon by the Company and the Purchaser. On the Closing Date, the Company will pay, or cause to be paid, to Banc of America Securities LLC a placement fee in cash in an amount equal to 2.50% of the Purchase Price by wire transfer of immediately available funds to an account designated by Banc of America Securities LLC.

SECTION 2.    PAYMENT OF NOTES.

       Section 2.1. Payments of Principal. The entire principal amount of the Notes shall become due and payable on the Maturity Date.

       Section 2.2. Optional Prepayment Prior to a Remarketing. Prior to the delivery of a Remarketing Notice pursuant to the Remarketing Agreement, in addition to the payments required by SECTION 2.1, upon compliance with SECTION 2.3, the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a principal amount of $1,000,000 or an integral multiple thereof). If the Prepayment Date (as defined below) is an Interest Payment Date, such prepayment shall be made by payment of the outstanding principal amount of the Notes, or portion thereof to be prepaid, plus any accrued and unpaid interest thereon to the Interest Payment Date. If the Prepayment Date is any day other than an Interest Payment Date, such prepayment shall be made by payment of the outstanding principal amount of the Notes, or portion thereof to be prepaid, plus any accrued and unpaid interest thereon as adjusted for any LIBOR breakage adjustments (as determined by the Calculation Agent in accordance with normal industry standards) for the period from such Prepayment Date to the next following Interest Payment Date or, if there is no following Interest Payment Date, the Maturity Date.

       Section 2.3. Notice of Optional Prepayment. The Company will give notice of any prepayment of the Notes pursuant to SECTION 2.2 to each Holder thereof not less than 30 days nor more than 60 days (the "PREPAYMENT NOTICE PERIOD") before the date fixed for such optional prepayment (the "PREPAYMENT DATE") specifying (i) the Prepayment Date, (ii) the principal amount of the Notes to be prepaid on the Prepayment Date and (iii) the accrued interest, applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon, adjusted for LIBOR breakage adjustments if so required pursuant to
SECTION 2.2, shall become due and payable on the Prepayment Date specified in said notice. Notwithstanding the provisions of this SECTION 2.3, if a Remarketing Notice shall be delivered to the Company during the Prepayment Notice Period, no notice of prepayment shall be deemed to have been delivered by the Company and no prepayment (nor any accrued interest) shall become due or payable by the Company on the Prepayment Date.



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

       Section 2.4. Mandatory Redemption upon a Qualifying Offering. If at any time a Qualifying Offering occurs, the Company shall redeem Notes having an aggregate principal amount equal to the proceeds of such Qualifying Offering (after deduction of any applicable underwriting or placement discounts and commissions), on the 90th day (the "REDEMPTION DATE") following the closing of such Qualifying Offering at a redemption price (the "REDEMPTION PRICE") equal to 100% of the principal amount of such Notes plus any accrued and unpaid interest thereon to the Redemption Date; provided that if the aggregate Redemption Price necessary to redeem all Notes then outstanding exceeds the amount of such proceeds, the Notes shall be redeemed on a pro rata basis, in accordance with the principal amount of Notes held by each Holder as a percentage of the aggregate principal amount of Notes then outstanding. The Company will give notice of any redemption of the Notes pursuant to this SECTION 2.4 to each Holder thereof not fewer than 30 days nor more than 60 days before the Redemption Date. Any such notice shall specify (1) the Redemption Date, (2) the principal amount of such Holder's Notes to be redeemed and (3) the Redemption Price. The aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon, shall become due and payable on the Redemption Date.

       Section 2.5.  Interest.

              (a) Interest on the principal amount of each Note will accrue and be payable at a rate per annum (the "INTEREST RATE") equal to:

                     (1) from and including the Closing Date to but excluding the earlier of (A) the Remarketing Settlement Date on which Replacement Notes are issued and (B) the date such principal amount is paid, LIBOR plus 175 basis points; and

                     (2) from and including the Remarketing Settlement Date on which Replacement Notes are issued to but excluding the date such principal amount is paid, the Winning Bid Rate.

       Interest that is not paid when due and interest that would be payable but for SECTION 2.6 will bear Additional Interest thereon compounded quarterly at the applicable periodic Interest Rate specified above (to the extent permitted by applicable law) in accordance with this SECTION
       2.5. The term "INTEREST", as used herein, includes any such Additional Interest unless otherwise stated.

              (b) Until the Remarketing Settlement Date on which Replacement Notes are issued, interest on the Notes will be payable quarterly in arrears (A) on the last calendar day of November, February, May, and August of each year, commencing November 30, 2000 and (B) on the earlier of the Maturity Date or such Remarketing Settlement Date (each, a "PRE-REMARKETING INTEREST PAYMENT DATE"), except as otherwise described below. The Interest Rate for each quarterly period shall be determined by the Calculation Agent on the date (a "DATE OF DETERMINATION") two London Banking Days prior to the Pre-Remarketing Interest Payment Date immediately preceding the Pre-Remarketing Interest Payment Date on which interest for such quarterly period is due (or, in the case of the quarterly period beginning on the Closing Date, two London Banking Days prior to



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


       the Closing Date). Prior to the Remarketing Settlement Date on which Replacement Notes are issued, the amount of interest payable for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed in such period. If a Pre-Remarketing Interest Payment Date would otherwise not be a Business Day, then such Pre-Remarketing Interest Payment Date shall be the next succeeding Business Day (and no interest shall accrue for the intervening period); provided that if such next succeeding Business Day is in the next succeeding calendar month, such Pre-Remarketing Interest Payment Date shall be the immediately preceding Business Day.

              (c) From and including the Remarketing Settlement Date on which Replacement Notes are issued, interest on the Replacement Notes will be payable quarterly in arrears (A) on the last calendar day of November, February, May and August of each year, commencing on the first such date following such Remarketing Settlement Date and (B) on the Maturity Date (each, a "POST-REMARKETING INTEREST PAYMENT DATE"), except as otherwise described below. From and including such Remarketing Settlement Date on which Replacement Notes are issued, the amount of interest payable for any quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the last sentence of this paragraph, from and including such Remarketing Settlement Date the amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. If a Post-Remarketing Interest Payment Date would otherwise not be a Business Day, then such next succeeding Post Remarketing Interest Payment Date will be postponed to the next succeeding Business Day (and no interest shall accrue for the intervening period).

              (d) Interest on any Note shall be paid to the Person in whose name such Note is registered on the Note Register at the close of business on the date (a "RECORD DATE") fifteen (15) days prior to the Interest Payment Date on which such interest is due.

       Section 2.6. Extension of Interest Payment Period. The Company shall have the right, at any time during the term of the Notes, so long as no Event of Default has occurred and is continuing, from time to time to extend the interest payment period for the Notes (each such deferral period, an "Extension Period"), during which Extension Period the Company shall have the right to not make payments of interest on any Interest Payment Date, and at the end of which Extension Period the Company shall pay all interest then accrued and unpaid thereon (to the extent permitted by applicable law). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided that no such Extension Period shall extend beyond the Maturity Date. Upon termination of any Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company shall give the Holders of the outstanding Notes notice of its selection of any such Extension Period at least ten Business Days prior to the date interest on the Notes would have been payable but for the election to begin such Extension Period. Such notice shall specify the period selected. For the avoidance of doubt, except as provided in this SECTION 2.6, all provisions of this Agreement including without limitation
SECTION 5, shall remain in full force and effect during any Extension Period.



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       Section 2.7.  Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes (but giving effect to Section 2.6), in the case of any Note owned by any Holder that is the Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this SECTION 2.7 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth in Schedule I hereto or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder on
Schedule I hereto the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.

SECTION 3.    REPRESENTATIONS.

       Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

       Section 3.2. Representations of the Purchaser. The Purchaser represents, and in entering into this Agreement the Company understands, that the Purchaser is acquiring the Notes in a private placement for the purpose of investment and not with a view to the distribution thereof, and that the Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of the Purchaser's property shall at all times be and remain within its control. The Purchaser represents that it is an institutional "accredited investor" within the meaning of Rule 501 of Regulation D as promulgated under the Securities Act and at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by it to pay the Purchase Price:

              (a) the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer (or affiliate thereof as defined in Section V(a)(1) of PTE 95-60) or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with the Purchaser's state of domicile; or

              (b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as the Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or



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


              (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

              (d)    the Source is a governmental plan; or

              (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

              (f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

       If the Purchaser or any subsequent transferee of the Notes indicates that the Purchaser or such transferee is relying on any representation contained in paragraphs (b), (c) or (e) above, the Company shall deliver on the Closing Date or on the date of any applicable transfer, as the case may be, a certificate, which shall either state that (i) it is neither a party in interest nor a "disqualified person" (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b) or (e) above, or (ii) with respect to any plan, identified pursuant to paragraph (c) above, neither it nor any "affiliate" (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plan.

       As used in this SECTION 3.2, the terms "employee benefit plan," "governmental plan," "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 4.    CLOSING CONDITIONS.

       Section 4.1. Conditions. The obligation of the Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

              (a) Closing Certificates. On the Closing Date the Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President or a Managing Director or a Principal of the Company, the truth and accuracy of which shall be a condition to the Purchaser's obligation to purchase the Notes proposed to be sold to the Purchaser on the Closing Date and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (ii) the Company has performed all of its obligations hereunder that are to be performed on or prior to the Closing Date and (iii) no Default or Event of Default has occurred and is continuing.

              (b) Legal Opinions. The Purchaser shall have received (1) the opinion of Davis Polk & Wardwell, special counsel to the Purchaser, dated the Closing Date, in form and substance satisfactory to the Purchaser and
       (2) the opinion of Sutherland Asbill & Brennan LLP, counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Purchaser, and covering the matters set forth in Exhibit C hereto.

              (c) Purchase Permitted By Applicable Law, Etc. On the Closing Date, the purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, (b) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by the Purchaser, the Purchaser shall have received an officer's certificate certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether such purchase is so permitted.

              (d) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to the Purchaser and the Purchaser's special counsel, and the Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

       Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to the Purchaser the Notes to be issued to the Purchaser on such date or if the conditions specified in SECTION 4.1 have not been fulfilled, the Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in
SECTION 4.1 have not been fulfilled, the Purchaser may waive compliance by the Company with any such condition to such extent as the Purchaser may in its sole discretion determine. Nothing in this SECTION 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive the Purchaser's rights against the Company.

SECTION 5.    COVENANTS.

       From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

       Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Consolidated Subsidiary to keep in full force and effect, its corporate existence and all registrations, licenses, permits and governmental approvals necessary to the proper conduct of its business except, in the case of a Consolidated Subsidiary, where the failure to do so would not have a Material Adverse Effect; provided, however, that the foregoing shall not prevent any transaction permitted by SECTION 5.12.

       Section 5.2. Insurance. The Company will maintain, and will cause each Consolidated Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

       Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Consolidated Subsidiary to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Consolidated Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Consolidated Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Consolidated Subsidiary; provided, however, that the Company or such Consolidated Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Consolidated Subsidiary or any material interference with the use thereof by the Company or such Consolidated Subsidiary, and (ii) the Company or such Consolidated Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Consolidated Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could have a Material Adverse Effect or would result in any Lien not permitted under SECTION 5.10.

       Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Consolidated Subsidiary to maintain, preserve and keep, its properties which are used in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements and renewals as the Company may determine to be appropriate to the conduct of its business.

       Section 5.5. Nature of Business. Neither the Company nor any Consolidated Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Consolidated Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Consolidated Subsidiaries on the date of this Agreement as described in the SEC Disclosure Documents.

       Section 5.6. Status of Business Development Company. The Company shall at all times maintain its status as a "business development company" under the Investment Company Act.

       Section 5.7. Capital Maintenance. The Company shall at all times maintain Consolidated Shareholders Equity in an amount not less than (i) $375,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Company or any of its Consolidated Subsidiaries at any time after September 30, 1998 (excluding the Net Proceeds of any Equity Issuance by a Consolidated Subsidiary to a Consolidated Subsidiary or to the Company).

       Section 5.8. Interest Charges Coverage Ratio. The Company shall maintain the ratio of Adjusted EBIT to Interest Expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, at not less than 1.8 to 1.

       Section 5.9. Limitations on Debt; Interest Rate Swaps. (a) The Company will have on the last day of each quarterly fiscal period a ratio of Consolidated Debt to Consolidated Shareholders' Equity not exceeding 1.5 to 1.

              (b) The Company will not at any time permit the aggregate principal amount of Priority Debt to exceed 25% of Consolidated Shareholders' Equity; provided that in the case of any determination of Priority Debt made prior to April 30, 2001, outstanding Indebtedness secured by Real Estate Assets in an aggregate principal amount of up to $100,000,000 shall be excluded from Priority Debt.

              (c) The Company will not at any time permit the Asset Coverage Ratio to be less than 2 to 1.

              (d) The Company will not permit any Consolidated Subsidiary to enter into any Subsidiary Bank Guaranty or Subsidiary Existing Note Guaranty, unless the Company shall first furnish to each Holder of the Notes (i) an unconditional Subsidiary Note Guaranty, (ii) an Intercreditor Agreement, and (iii) an opinion of counsel to the effect that such Subsidiary Note Guaranty has been duly authorized, executed and delivered by such Consolidated Subsidiary and constitutes the legal, valid and binding obligation of such Consolidated Subsidiary, enforceable against such Consolidated Subsidiary in accordance with the terms thereof, and covering such other matters as the Holders of 51% or more of the principal amount of the Notes at the time outstanding may reasonably request.

              (e) The Company will not and will not permit any Consolidated Subsidiary to enter into any Interest Rate Swap except in the ordinary course of business pursuant to transactions that are entered into for bona fide purposes of managing the Company's interest rate risk and not for speculation.

       Section 5.10. Limitation on Liens. The Company will not, and will not permit any Consolidated Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except:

              (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
       SECTION 5.3;

              (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Consolidated Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

              (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with the making of loans to customers, worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with (i) the borrowing of money or (ii) obligations pursuant to ERISA, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

              (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Consolidated Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Consolidated Subsidiaries;

              (e) Liens securing Indebtedness of a Consolidated Subsidiary to the Company or to another Wholly-owned Consolidated Subsidiary;

              (f) Liens existing as of June 30, 2000 and reflected on Annex B to Exhibit B hereto;

              (g) Liens incurred after the Closing Date given to secure the payment of the purchase price or cost of construction incurred in connection with the acquisition of, or improvements to, fixed assets useful and intended to be used in carrying on the business of the Company or a Consolidated Subsidiary, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Company or a Consolidated Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the assets acquired or purchased, (ii) the Lien (other than Liens that are existing on such assets at the time of acquisition thereof and that are permitted as aforesaid) shall have been created or incurred within 180 days of the date of acquisition of such fixed assets, except in the case of construction or acquisition of improvements to real estate, the land on which such improvements are located shall not be required to have been acquired within such 180 period; (iii) at the time of acquisition of such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets whether or not assumed by the Company or a Consolidated Subsidiary shall not exceed an amount equal to 80% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such assets (as determined in good faith by the Board of Directors of the Company), and
       (iv) all Indebtedness secured by such Liens shall be permitted hereunder;

              (h) Liens on Real Estate Assets securing Non-Recourse Indebtedness; provided that such Non-Recourse Indebtedness shall be permitted within the limitations of SECTION 5.9; and

              (i) Liens securing Indebtedness under Mortgage Repurchase Facilities or Interest Rate Swaps; provided that (i) the Lien of any such Mortgage Repurchase Facility shall extend only to the Commercial Mortgage Loans which are financed or refinanced under such Mortgage Repurchase Facility and the Related Collateral, (ii) the aggregate advances under such Mortgage Repurchase Facility shall not exceed 80% of the aggregate unpaid principal amount of the Commercial Mortgage Loans securing such Mortgage Repurchase Facility, (iii) the Lien securing any Interest Rate Swap shall extend only to Commercial Mortgage Loans and Related Collateral, and (iv) all such Indebtedness shall be permitted within the limitations of SECTION 5.9.

       The Company will not, and will not permit any Consolidated Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property which secures Debt outstanding under the Bank Credit Agreement or the Existing Note Agreements, unless the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured; provided that such security is granted pursuant to an agreement reasonably satisfactory to the Holders of 51% or more of the principal amount of the Notes at the time outstanding.

       Section 5.11. Restricted Payments. The Company will not except as hereinafter provided:

              (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

              (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

              (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

              (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "RESTRICTED PAYMENTS"), if after giving effect thereto (i) an Event of Default described in paragraph (a) or (b) of
       SECTION 6.1 shall exist, (ii) as the result of an occurrence of any other Event of Default described in SECTION 6.1 the Notes shall have been accelerated under SECTION 6.3 or (iii) the Company would not be in compliance with the limitations of SECTION 5.9.

       The Company will not declare any regular quarterly dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof; provided that any year-end extra dividend which constitutes a Restricted Payment shall not be payable more than 120 days after the date of declaration thereof.

       For the purposes of this SECTION 5.11, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

       Section 5.12. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Consolidated Subsidiary to, consolidate with or be a party to a merger with any other Person or dispose of all or a substantial part of the assets of the Company and its Consolidated Subsidiaries; provided that:

                     (1) any Consolidated Subsidiary may merge or consolidate with or into, sell, lease or otherwise dispose of all or a substantial part of its assets to the Company or any Wholly-owned Subsidiary so long as (A) (i) in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly-owned Subsidiary (and not the Company), a Wholly-owned Subsidiary shall be the surviving or continuing corporation, and (B) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

                     (2) the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the "SURVIVING CORPORATION") is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Transaction Documents, to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the Holders of the Notes an opinion of counsel reasonably satisfactory to the Holder or Holders of 51% or more of the principal amount of the Notes at the time outstanding to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto and to the incurrence of any Debt assumed or incurred in connection therewith, (x) the aggregate amount of outstanding Consolidated Debt and Priority Debt of the surviving corporation would be permitted by the terms of SECTION 5.9 as of the last day of the fiscal quarter immediately preceding the date of such consolidation or merger, and (y) no Default or Event of Default would exist; and

                     (3) the Company and any Consolidated Subsidiary may, sell, transfer or otherwise dispose of all or any part of its Investments in the ordinary course of business including, without limitation, in securitization transactions.

              (b) The Company will not permit any Consolidated Subsidiary to issue any Voting Stock of such Consolidated Subsidiary except to satisfy the rights of minority shareholders to receive issuances of stock which are non-dilutive to the Company and/or any Consolidated Subsidiary; provided that the foregoing restrictions do not apply to issuances to the Company or to a Wholly-owned Subsidiary or the issuance of directors' qualifying shares.

              (c) The Company will not sell, transfer or otherwise dispose of stock or Debt of any Consolidated Subsidiary (except issuance of directors' qualifying shares and sales, transfers and dispositions of all the stock of a special purpose Consolidated Subsidiary for consideration if (x) substantially all the assets of such Consolidated Subsidiary constitute Investments and (y) the sale, transfer or disposition of all such Investments for substantially the same consideration would be permitted by Section 5.12(a)(3)) and will not permit any Consolidated Subsidiary to sell, transfer or otherwise dispose of stock (otherwise than by purchase or redemption of preferred stock) of a Consolidated

       Subsidiary or Debt of any other Consolidated Subsidiary (except issuances to the Company or to a Wholly-owned Subsidiary or issuance of directors' qualifying shares); provided that the foregoing restrictions do not apply if the following conditions are met:

                     (1) all shares of stock and all Debt of such Consolidated Subsidiary held by the Company and its Subsidiaries shall be sold simultaneously;

                     (2)    in the opinion of the Company's Board of Directors:

                            (i) such sale of stock or Debt is in the best interests of the Company; and

                            (ii) the consideration paid for such stock and Debt is deemed adequate and satisfactory.

                     (3) the Consolidated Subsidiary being disposed of shall not have any continuing investment in the Company or any Consolidated Subsidiary that is not being disposed of simultaneously; and

                     (4) such sale or disposition does not involve a substantial part of assets of the Company and its Consolidated Subsidiaries.

       As used in this SECTION 5.12, a sale of assets will be deemed a "substantial part" of the assets of the Company and its Consolidated Subsidiaries if (i) the Book Value of such assets sold in a given fiscal year (except those sold in the ordinary course of business) exceeds 15% of the Consolidated Total Assets of the Company and its Consolidated Subsidiaries determined at the close of the immediately preceding fiscal year, or (ii) the operations of such assets sold (except those sold in the ordinary course of business) generated 15% or more of the consolidated operating profit of the Company and its Consolidated Subsidiaries during the immediately preceding fiscal year; provided, however, that for purposes of the foregoing calculation, there shall not be included any assets if a portion of the proceeds of such assets equal to the aggregate Book Value thereof immediately prior to such sale was or is applied within 365 days of the date of sale of such assets to either
(A) the acquisition of Investments useful and intended to be used in the operation of the business of the Company and its Consolidated Subsidiaries and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to the Book Value of the assets so disposed of, or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Funded Debt of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in SECTION 2.2.

       Section 5.13. Repurchase of Notes. Neither the Company nor any Affiliate of the Company, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Consolidated Subsidiary or any Affiliate of the Company, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of the Notes of any actions with respect hereto, including without limitation,
SECTION 6.3, SECTION 6.4 and SECTION 7.1.

       Section 5.14. Transactions with Affiliates of the Company. The Company will not, and will not permit any Consolidated Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate of the Company other than any Consolidated Subsidiary (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such Affiliate of the Company), except transactions in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Consolidated Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Consolidated Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate of the Company.

       Section 5.15. Termination of Pension Plans. The Company will not, and will not permit any Consolidated Subsidiary to, withdraw from any Multiemployer Plan to which it may hereafter contribute or permit any employee benefit plan hereafter maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Consolidated Subsidiary pursuant to Section 4068 of ERISA.

       Section 5.16. Reports and Rights of Inspection. The Company will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Consolidated Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this SECTION 5.16 and concurred with by the independent public accountants referred to in SECTION 5.16(b) hereof), and will furnish to each Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

              (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                     (1) consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

                     (2) consolidated statements of operations of the Company and its Consolidated Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                     (3) consolidated statements of changes in net assets and cash flows of the Company and its Consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by a Senior Financial Officer of the Company;

              (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year, copies of:

                     (1) consolidated and consolidating balance sheets of the Company and its Consolidated Subsidiaries as of the close of such fiscal year,

                     (2) consolidated and consolidating statements of operations and cash flows, and

                     (3)    consolidated statement of investments

       setting forth in comparative form the consolidated figures for the preceding fiscal year (except in the case of such statement of investments) and in each case all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of their operations, changes in net assets and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

              (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Consolidated Subsidiary and any management letter received from such accountants;

              (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice, press releases or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency (the "COMMISSION"), and copies of any orders in any proceedings to which the Company or any Consolidated Subsidiary is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Consolidated Subsidiaries;

              (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan hereafter maintained by the Company or any ERISA Affiliate; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any such Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any such Plan; (iv) a non-exempt "prohibited transaction" within the meaning of
       Section 406 of ERISA in connection with any such Plan; (v) any material contingent liability of the Company or any Consolidated Subsidiary with respect to any post-retirement welfare liability hereafter existing; or
       (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

              (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of a Senior Financial Officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of SECTION 5.6 through SECTION
       5.12 at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

              (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements acknowledging that the Company was in compliance with the financial covenants of SECTION 5.7,
       SECTION 5.8 and SECTION 5.9(a), (b) and (c), and setting forth the procedures used to make such determination; and

              (h) Requested Information. With reasonable promptness, such other data and information as any Holder or any such Institutional Holder may reasonably request.

       Without limiting the foregoing, the Company will permit each Institutional Holder of the then outstanding Notes (or such Persons as such Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Consolidated Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Holder the finances and affairs of the Company and its Consolidated Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the Holder of any Note or of any other evidence of Indebtedness of the Company or any Consolidated Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Company.

SECTION 6.    EVENTS OF DEFAULT AND REMEDIES THEREFOR.

       Section 6.1. Events of Default. Any one or more of the following shall constitute an "EVENT OF DEFAULT" as such term is used herein:

              (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

              (b) Default shall occur in the making of any payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment or redemption; or

              (c) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Consolidated Debt (other than the Notes) of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $5,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

              (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which Consolidated Debt of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $5,000,000 may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of such Consolidated Debt or the Company or a Consolidated Subsidiary has become obligated to purchase such Consolidated Debt or one or more Persons have the right to require the Company or any Consolidated Subsidiary to purchase such Consolidated Debt; or

              (e) Default shall occur in the observance or performance of any covenant or agreement contained in SECTION 5.7 through SECTION 5.12 and such default shall continue for more than five Business Days; or

              (f) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which a Senior Financial Officer first obtains actual personal knowledge of such default or (ii) the day on which written notice thereof is given to the Company by the Holder of any Note; or

              (g) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

              (h) Final judgment or final judgments for the payment of money aggregating in excess of $5,000,000 is or are outstanding against the Company or any Material Subsidiary or against any property or assets of the Company or any Material Subsidiary and any such final judgment or final judgments have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

              (i) A custodian, liquidator, receiver or similar official is appointed for the Company or any Material Subsidiary or for the major part of its property and is not discharged within 60 days after such appointment; or

              (j) The Company or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Material Subsidiary or for the major part of its property; or

              (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or such Material Subsidiary, are consented to or are not dismissed within 60 days after such institution.

       Section 6.2. Notice to Holders. When any Event of Default described in the foregoing SECTION 6.1 has occurred, or if the Holder of any Note or of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all Holders of the Notes then outstanding.

       Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of SECTION 6.1 has happened and is continuing, any Holder of any Note may declare the entire principal and all interest accrued on such Holder's Notes to be and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby waived. When any Event of Default described in paragraphs (a) through (i), inclusive, of SECTION 6.1 has happened and is continuing, the Holder or Holders of 51% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of SECTION 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon any Note becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holder of such Note the entire principal and interest accrued on such Note. No course of dealing on the part of the Holder or Holders of any Notes nor any delay or failure on the part of any Holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

       Section 6.4. Rescission of Acceleration. The provisions of SECTION 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of SECTION 6.1, the Holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

              (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

              (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under SECTION 6.3) shall have been duly paid; and

              (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to SECTION 7.1;

       and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.    AMENDMENTS, WAIVERS AND CONSENTS.

       Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company has obtained the consent in writing of the Holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the Holders of all of the Notes then outstanding, no such amendment or waiver shall be effective that will (i) change the time of payment of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, (ii) change any of the provisions with respect to optional prepayments or mandatory redemption or (iii) change the percentage of Holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this SECTION 7 or SECTION 6.

       Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the

Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder of Notes as consideration for or as an inducement to entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently paid on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

       Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders of the Notes and shall be binding upon them, upon each future Holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.    INTERPRETATION OF AGREEMENT; DEFINITIONS.

       Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

       "ADDITIONAL INTEREST" means the interest, if any, that shall accrue on any interest on the Notes that is in arrears for more than one interest payment period or not paid during any Extension Period, which in either case shall accrue at the stated rate per annum specified or determined as specified in such Note.

       "ADJUSTED EBIT" means, for any period with respect to the Company and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than taxes and Interest Expense, all as determined in accordance with GAAP.

       "AFFILIATE" of any Person (the "first Person") shall mean any Person (i) which directly or indirectly, or through one or more intermediaries controls, or is controlled by, or is under common control with such first Person, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of such first Person (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is directly or indirectly beneficially owned by such first Person or any of its Subsidiaries. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, other than by investment advisory contracts entered into in the ordinary course of business of such first Person or its Subsidiaries.

       "ASSET COVERAGE RATIO" shall mean on a consolidated basis for the Company and its Consolidated Subsidiaries the ratio which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined pursuant to the Investment Company Act and any orders of the Commission issued to the Company thereunder), bears to the aggregate amount of senior securities representing indebtedness of the Company and its Consolidated Subsidiaries.

       "BANKS" means the banks or financial institutions that are party to the Bank Credit Agreement from time to time.

       "BANK CREDIT AGREEMENT" means the Amended and Restated Credit Agreement between the Banks and the Company dated as of May 17, 2000, as amended from time to time, pursuant to which the Banks have extended credit to the Company, and any renewals, extensions or replacements thereof.

       "BOOK VALUE" means, with respect to any asset at any time, the value thereof as the same would be reflected on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such time prepared in accordance with GAAP.

       "BUSINESS DAY" means any day of the week (excluding Saturday or Sunday) on which banks in Washington, D.C. and New York, New York are not obligated by law to close.

       "CALCULATION AGENT" means Banc of America Securities LLC.

       "CAPITALIZED LEASE" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

       "CAPITALIZED RENTALS" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

       "CODE" shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

       "COMMERCIAL MORTGAGE LOAN" means a loan secured by a Lien on improved real estate used for commercial purposes.

       "COMMISSION" shall have the meaning set forth in SECTION 5.15(d).

       "COMPANY" shall have the meaning set forth in the first paragraph of this Agreement.

       "CONSOLIDATED DEBT" shall mean as of the date of any determination thereof, the aggregate unpaid amount of all Debt of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

       "CONSOLIDATED SHAREHOLDERS' EQUITY" as of the date of determination thereof, shall mean the total shareholders' equity of the Company and its Consolidated Subsidiaries as the same would appear on a consolidated balance sheet of the Company and its Consolidated

Subsidiaries prepared as of such date in accordance with GAAP, including, in any case, common stock of the Company (valued at cost) held in the Allied Capital Corporation Deferred Compensation Trust and Permitted Preferred Stock of the Company and its Consolidated Subsidiaries but excluding any stock, common or preferred, not both issued and outstanding.

       "CONSOLIDATED SUBSIDIARY" shall mean any Subsidiary which is required to be consolidated on financial statements of the Company prepared in accordance with GAAP.

       "CONSOLIDATED TOTAL ASSETS" shall mean total assets of the Company and its Consolidated Subsidiaries on a consolidated basis.

       "DATE OF DETERMINATION" has the meaning set forth in SECTION 2.5(b).

       "DEBT" means, with respect to any Person, without duplication,

              (a)    its liabilities for borrowed money;

              (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

              (c)    its Capitalized Rentals;

              (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

              (e) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

       Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

       "DEFAULT" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

       "EQUITY ISSUANCE" means any issuance or sale by a Person of its capital stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such capital stock or other similar equity security.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

       "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

       "EVENT OF DEFAULT" shall have the meaning set forth in SECTION 6.1.

       "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor legislation.

       "EXISTING NOTE AGREEMENTS" means (i) the Note Agreement dated as of April 30, 1998, among the Company and the Purchasers named therein, pursuant to which the Company has issued its $140,000,000 7.055% Senior Notes, Series A, due May 30, 2003, its $30,000,000 7.168% Senior Notes, Series B, due May 30, 2005 and
its $10,000,000 9.530% Senior Notes, Series C, due May 30, 2005, and any replacement or renewal thereof, (ii) the Note Agreement dated as of May 1, 1999 among the Company and the Purchasers named therein, pursuant to which the Company has issued its $112,000,000 7.39% Senior Notes, Series A due May 1, 2004 and $25,000,000 7.49% Senior Notes, Series B due May 1, 2006, and any replacement or renewal thereof and (iii) the Note Agreement dated as of November 15, 1999 among the Company and the Purchasers named therein, pursuant to which the Company has issued its $102,000,000 8.51% Senior Notes due November 15, 2004, and any replacement or renewal thereof.

       "EXISTING NOTES" means the notes issued by the Company pursuant to the Existing Note Agreements.

       "EXTENSION PERIOD" has the meaning set forth in SECTION 2.6.

       "FORWARD ISSUANCE AGREEMENT" means the Forward Issuance Agreement dated as of August 31, 2000 between the Company and Banc of America Securities LLC.

       "GAAP" shall mean generally accepted accounting principles at the time in the United States.

       "GUARANTIES" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or

(iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

       "HOLDER" shall mean any Person which is, at the time of reference, the registered Holder of any Note.

       "INDEBTEDNESS" with respect to any Person means, at any time, without duplication,

              (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

              (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

              (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

              (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

              (e) all its liabilities in respect of unreimbursed drawings under letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

              (f)    Interest Rate Swaps of such Person; and

              (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

       Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

       "INSTITUTIONAL HOLDER" shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution which is not principally engaged, or as one of its important activities, in the business of making small business investments of the type made by the Company.

       "INTERCREDITOR AGREEMENT" means an intercreditor agreement pursuant to which the Banks, the Holders of the Existing Notes and the Holders of the Notes have agreed to share payments made by any Consolidated Subsidiary under a Subsidiary Existing Note Guaranty, a Subsidiary Note Guaranty or a Subsidiary Bank Guaranty on an equal and ratable basis.

       "INTEREST" has the meaning set forth in SECTION 2.5(a).

       "INTEREST EXPENSE" means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Leases) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

       "INTEREST PAYMENT DATE" means a Pre-Remarketing Interest Payment Date; provided that following the Remarketing Settlement Date on which Replacement Notes are issued, Interest Payment Date shall mean a Post-Remarketing Interest Payment Date.

       "INTEREST RATE" has the meaning set forth in SECTION 2.5(a).

       "INTEREST RATE SWAP" means a currency swap, an interest rate swap or other currency or interest rate hedge entered into by the Company or a Consolidated Subsidiary. For the purposes of this Agreement, the amount of the obligation under any Interest Rate Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Interest Rate Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Interest Rate Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

       "INVESTMENT COMPANY ACT" shall mean the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

       "INVESTMENTS" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise.

       "LIBOR" means the rate determined by the Calculation Agent as the interest rate expressed in decimal figures for deposits in the London interbank market for a period of three months in U.S. Dollars that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the Date of Determination. If such rate does not appear on the Telerate Page 3750, the rate on the Date of Determination will be determined as if the parties had specified the LIBOR-Reference Banks Rate as the applicable rate.

       "LIBOR-REFERENCE BANKS RATE" means the rate determined on the basis of the rates at which three-month deposits in U.S. Dollars in the Representative Amount are offered at approximately 11:00 a.m., London time, on the Date of Determination by the Reference Banks to prime banks in the London interbank market for deposits commencing two London Banking Days following such Date of Determination. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Date of Determination by major banks in New York City (selected by the Calculation Agent) on the Date of Determination for three-month loans in U.S. Dollars in the Representative Amount to leading banks for loans extended two London Banking Days following such Date of Determination.

       "LIEN" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "LIEN" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or any Consolidated Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

       "LONDON BANKING DAY" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

       "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Consolidated Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under any Transaction Document or (c) the validity or enforceability of any Transaction Document.

       "MATERIAL SUBSIDIARY" shall mean any Consolidated Subsidiary which has total assets having a value (determined in accordance with the market valuation method pursuant to GAAP) greater than or equal to $40,000,000.

       "MATURITY DATE" means December 2, 2002; provided that on or after the Remarketing Settlement Date on which Replacement Notes are issued, the Maturity Date shall be the Remarketed Maturity Date.

       "MORTGAGE REPURCHASE FACILITY" means financing agreements providing for
(i) the pledge and assignment of Commercial Mortgage Loans owned by the Company and its Consolidated Subsidiaries as security for loans to the Company and its Consolidated

Subsidiaries, or (ii) the sale of such Commercial Mortgage Loans to a commercial lender pursuant to an agreement under which such loans shall be repurchased by the Company or a Consolidated Subsidiary at a future date.

       "MULTIEMPLOYER PLAN" shall have the same meaning as in ERISA.

       "NET PROCEEDS" means, with respect to an Equity Issuance by a Person, the aggregate amount of all cash received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

       "NON-RECOURSE INDEBTEDNESS" means Indebtedness secured by Real Estate Assets if recourse for the payment of such Indebtedness is limited to such Real Estate Assets.

       "NOTE" has the meaning set forth in SECTION 1.1.

       "NOTE REGISTER" has the meaning set forth in SECTION 10.1.

       "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

       "PERMITTED PREFERRED STOCK" means (i) preferred stock that is issued from time to time by a Subsidiary to the SBA having an aggregate stated value not exceeding $7,000,000 at any one time outstanding or (ii) preferred stock that is issued from time to time by a Subsidiary for the purpose of qualifying such Subsidiary as a real estate investment trust under Sections 856 through 860 of the Code and having an aggregate stated value not exceeding $500,000 at any one time outstanding, provided that in any event Permitted Preferred Stock shall not include any Voting Stock.

       "PERSON" shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

       "PLAN" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

       "PREPAYMENT DATE" has the meaning set forth in SECTION 2.3.

       "POST-REMARKETING INTEREST PAYMENT DATE" has the meaning set forth in
SECTION 2.5(c).

       "PRE-REMARKETING INTEREST PAYMENT DATE" has the meaning set forth in
SECTION 2.5(b).

       "PRIORITY DEBT" means the sum of (i) all Debt of the Company and its Consolidated Subsidiaries secured by a Lien, and (ii) all unsecured Debt of Consolidated Subsidiaries (excluding in each case, Debt owing to the Company or another Consolidated Subsidiary).

       "PTE" has the meaning set forth in SECTION 3.2.

       "PURCHASE PRICE" has the meaning set forth in SECTION 1.2.

       "PURCHASER" shall have the meaning set forth in the first paragraph of this Agreement.

       "QPAM EXEMPTION" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

       "QUALIFYING OFFERING" means an offering of debt, equity or other securities of the Company pursuant to the Forward Issuance Agreement.

       "REAL ESTATE" means fee ownership or co-ownership of, or leaseholds of, land or improvements thereon.

       "REAL ESTATE ASSETS" means (i) Real Estate securing Investments made in the ordinary course of business, (ii) Commercial Mortgage Loans and (iii) Related Collateral.

       "RECORD DATE" has the meaning set forth in SECTION 2.5(d).

       "REDEMPTION DATE" has the meaning set forth in SECTION 2.4.

       "REDEMPTION PRICE" has the meaning set forth in SECTION 2.4.

       "REFERENCE BANKS" means, for the purposes of any LIBOR rate, four major banks in the London interbank market selected by the Calculation Agent.

       "RELATED COLLATERAL" means, in respect of any Commercial Mortgage Loan:
(i) any and all documents, instruments, agreements, records or other collateral of any kind evidencing, securing, guaranteeing or otherwise relating to such Commercial Mortgage Loan, including without limitation all promissory notes or other negotiable instruments, mortgages, deeds of trust or similar instruments, assignments of leases or rents or other collateral assignments, financing statements, guaranties, indemnities, servicing agreements, servicing records, files, surveys, certificates, affidavits, title abstracts, title insurance policies and commitments, correspondence, opinions, appraisals, closing documents, computer programs, computer storage media, data bases, accounting records and other books and records relating thereto, (ii) any and all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and mortgage insurance certificates or other documents evidencing such mortgage guaranties or insurance relating to any such Commercial Mortgage Loan and all claims and payments thereunder, (iii) any and all other insurance policies and insurance proceeds relating to such Commercial Mortgage Loan or the related real property, (iv) all "general intangibles" as defined in the

Uniform Commercial Code relating to or constituting any and all of the foregoing, and (v) any and all replacements, substitutions or distributions on or proceeds of any and all of the foregoing.

       "REMARKETED MATURITY DATE" means the later of (i) the first anniversary of the Remarketing Settlement Date on which Replacement Notes are issued and
(ii) December 2, 2002.

       "REMARKETING AGENT" means Banc of America Securities LLC.

       "REMARKETING AGREEMENT" means the Remarketing and Contingent Purchase Agreement dated as of August 31, 2000 between the Company and the Remarketing Agent.

       "REMARKETING SETTLEMENT DATE" means the third Business Day immediately following the Reset Date.

       "RENTALS" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or any Consolidated Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or any Consolidated Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

       "REPLACEMENT NOTES" has the meaning set forth in SECTION 9.4.

       "REPORTABLE EVENT" shall have the same meaning as in ERISA.

       "REPRESENTATIVE AMOUNT" means, for the purposes of any LIBOR rate for which a Representative Amount is relevant, an amount that is equal to the aggregate principal amount of all of the Notes.

       "RESET DATE" has the meaning set forth in the Remarketing Agreement.

       "SBA" shall mean the United States Small Business Administration.

       "SEC DISCLOSURE DOCUMENTS" shall mean the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1999, its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2000 and June 30, 2000, and its Current Reports on Form 8-K filed after the date of its Form 10-K for the fiscal year ended December 31, 1999, in each case, as filed with the Commission to fulfill the Company's reporting obligations under the Exchange Act.

       "SECONDARY PURCHASE AGREEMENT" has the meaning set forth in the Remarketing Agreement.

       "SECONDARY PURCHASER" has the meaning set forth in the Remarketing Agreement.

       "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, or any successor legislation.

       "SECURITY" shall have the same meaning as in Section 2(l) of the Securities Act.

       "SENIOR FINANCIAL OFFICER" means the chief financial officer, chief operating officer, principal accounting officer, treasurer or controller of the Company.

       "SENIOR FUNDED DEBT" means any Debt of the Company which is classified as long term debt in accordance with GAAP (including, without limitation, the Bank Credit Agreement) other than Subordinated Debt.

       "SOURCE" has the meaning set forth in SECTION 3.2(a).

       "SUBORDINATED DEBT" means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under the Notes).

       "SUBSIDIARY" with respect to any Person shall mean (i) any corporation, partnership, association or other business entity at least 50% of the outstanding shares of Voting Stock or similar interests of which are owned, directly or indirectly, by such Person (including, without limitation, any limited partnership in which such Person, directly or indirectly, shall have at least a 50% vote on matters as to which limited partners may vote), (ii) any general or limited partnership of which such Person shall be a general partner or as to which such Person otherwise shall have unlimited liability, (iii) any general or limited partnership a general partner of which can be changed or removed by such Person (other than removals that could be accomplished by voluntary withdrawal of such general partner only), or (iv) any general or limited partnership in which (x) the amount represented by such Person's capital account shall be equal to at least 50% of the aggregate amount represented by the total of all partners' capital accounts or (y) such Person shall be allocated at least 50% of the profit (or loss) or distributable cash of the partnership; provided, however, that the term "SUBSIDIARY", when used in this Agreement without reference to any particular Person, shall mean a Subsidiary of the Company.

       "SUBSIDIARY BANK GUARANTY" means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Bank Credit Agreement.

       "SUBSIDIARY EXISTING NOTE GUARANTY" means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Existing Notes.

       "SUBSIDIARY NOTE GUARANTY" means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Notes.

       "SURVIVING CORPORATION" has the meaning set forth in SECTION 5.12(a)(2).

       "TRANSACTION DOCUMENTS" means this Agreement, the Remarketing Agreement, the Forward Issuance Agreement and the Notes.

       "TRIGGER EVENT" has the meaning set forth in the Remarketing Agreement.

       "VOTING STOCK" of any Person shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions) of such Person.

       "WHOLLY-OWNED" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares and Permitted Preferred Stock) shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

       "WINNING BID RATE" has the meaning set forth in the Remarketing
Agreement.

       Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

       Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9.    REMARKETING.

       Section 9.1. Incorporation of Remarketing Agreement. The Purchaser and any subsequent transferee of the Notes shall be deemed to have expressly agreed to the terms of, and shall be bound by, the terms of Exhibit D hereto. Exhibit D hereto is hereby incorporated in and expressly made a part of this Agreement.

       Section 9.2. Remarketing. The Notes shall be subject to remarketing on the terms and conditions set forth in the Remarketing Agreement.

       Section 9.3. Reset of Interest Rate and Maturity Date. From and including the Remarketing Settlement Date on which Replacement Notes are issued, if the Notes are remarketed pursuant to the Remarketing Agreement, the Interest Rate on the Notes shall be the Winning Bid Rate and the Maturity Date shall be the Remarketed Maturity Date.

       Section 9.4. Replacement Notes. If the Notes are remarketed pursuant to the Remarketing Agreement, the Company shall cause replacement certificates evidencing the remarketed Notes to be executed by the Company (the "REPLACEMENT NOTES") and delivered to the purchaser or purchasers of the remarketed Notes in accordance with the terms of the Secondary Purchase Agreement.

       Section 9.5. Power of Attorney. Each Holder by acceptance of the Notes hereby irrevocably constitutes and appoints the Remarketing Agent and each of its officers as such person's true and lawful representative and attorney-in-fact, with full power and authority in such person's name, place and stead to make, execute, acknowledge, deliver, swear to, record and file with respect to the Notes any and all instruments, documents and certificates that, from time to time, may be required in connection with the remarketing of the Notes and to take any other action that the Remarketing Agent may deem necessary or appropriate, in its discretion, in connection with remarketing the Notes. This power of attorney is coupled with an interest and shall continue in full force and effect and shall not be affected by the subsequent death, disability, insolvency, bankruptcy, termination or incapacity of a Holder and may be exercised by an officer of the Remarketing Agent signing individually for any Holder or for all Holders executing any particular instrument.

SECTION 10.   MISCELLANEOUS.

       Section 10.1. Registered Notes; Transfer. The Company shall cause to be kept at the principal office of the Company a register for the registration and transfer of the Notes (hereinafter called the "NOTE REGISTER") and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

       At any time and from time to time the Holder of any Note may transfer such Note to another Institutional Holder, upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder of such Note or its attorney duly authorized in writing. Notwithstanding the foregoing, prior to the Remarketing Settlement Date on which Replacement Notes are issued, the Notes may not be sold or otherwise transferred except in the form of one single Note representing the aggregate outstanding principal amount of the Notes issued hereunder to either (1) the Company or any Affiliate thereof, (2) Bank of America, N.A., or any of its Affiliates or (3) any entity sponsored or organized by, on behalf of, or for the primary use of Bank of America, N.A., or any of its Affiliates.

       The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such Holder.

       Section 10.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 10.1, this SECTION 10.2 or SECTION 10.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $500,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such one or more Institutional Holders as may be designated by such Holder, and otherwise of the same form and tenor as the

Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

       Section 10.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

       Section 10. 4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay duplicating and printing costs and charges for shipping the Notes, adequately insured to the Purchaser's home office or at such other place as the Purchaser may designate, the cost of obtaining a Private Placement Number for the Notes from Standard & Poor's Corporation, all reasonable expenses relating to any amendment, waivers or consents pursuant to the provisions of the Transaction Documents, including, without limitation, any amendments, waivers, or consents resulting from any workout, renegotiation or restructuring relating to the performance by the Company of its obligations under the Transaction Documents, and all other costs and expenses incidental to the performance of the Company's obligations under the Transaction Documents that are not otherwise specifically provided for in this SECTION 10.4. The Company also agrees that it will pay and save the Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of the Transaction Documents, (other than as specified in the last sentence of SECTION 10.2) whether or not any Notes are then outstanding. The Company agrees to protect and indemnify the Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by the Transaction Documents. The parties hereto agree that, except as otherwise provided herein, each of the Purchaser and the Company will pay its own costs and expenses incurred in connection with the preparation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including, without limitation, the fees of its counsel; provided that if the transactions contemplated by this Agreement are not consummated due to the failure of the Company to fulfill any of the conditions set forth in SECTION 4.1, the Company shall pay all of the Purchaser's reasonable out-of-pocket expenses (not to exceed $100,000) in connection with the preparation, execution and delivery of the Transaction Documents, including but not limited to the reasonable fees and disbursements of Davis Polk & Wardwell, special counsel to the Purchaser.

       Section 10.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the Holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the Holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

       Section 10.6. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication (with a confirming copy of any such facsimile communication sent via overnight courier service), in each case addressed to such Holder at its address appearing on
Schedule I to this Agreement or such other address as such Holder may designate to the Company in writing, and if to the Company delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 1919 Pennsylvania Avenue, N.W., 3rd Floor, Washington, D.C. 20006, Attention: Joan M. Sweeney or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in Schedule I, and a notice to a Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in Schedule I, or, in either case, as such Holder may designate to the Company in writing.

       Section 10.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Purchaser and to the benefit of its successors and assigns, including each successive Holder.

       Section 10.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes and shall terminate upon payment in full of all amounts due under the Notes and this Agreement.

       Section 10.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

       Section 10.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with New York law.

       Section 10.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

       Section 10.12. Limitation of Liability of the Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as the owner trustee of the Purchaser, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Purchaser is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but made and intended for the purpose of binding only the Purchaser, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant, either expressed or implied, contained herein, all liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Purchaser or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Purchaser under this Agreement or any other related documents.

       The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                    ALLIED CAPITAL CORPORATION



                                    By: /s/ KELLY A. ANDERSON
                                        ---------------------------------------
                                        Name:    Kelly A. Anderson
                                        Title:   Treasurer and Executive
                                                 Vice President



Accepted as of the date hereof:

INTREPID FUNDING MASTER TRUST

By: Wilmington Trust Company, not in its
    Individual capacity, but solely as Owner Trustee



By: /s/ MARY KAY PUPILLO
   ------------------------------------------
   Name:  Mary Kay Pupillo
   Title: Financial Services Officer

                                                                      SCHEDULE I

                                                          PRINCIPAL
                                                          AMOUNT
                                                          OF NOTES
PURCHASER                                                 TO BE PURCHASED
---------                                                 ---------------
Intrepid Funding Master Trust
c/o Wilmington Trust Company, as Owner--Trustee
Rodney Square North
1100 North Market Square
Wilmington, DE  19890-001 ................................$75,000,000

                                 [FORM OF NOTE]

                           ALLIED CAPITAL CORPORATION
                     Auction Rate Reset Senior Note Series A

No. 001                                                              $75,000,000


                                                                 August 31, 2000


       ALLIED CAPITAL CORPORATION, a Maryland corporation (the "COMPANY"), for value received, hereby promises to pay to or registered assigns on the 2nd day of December, 2002 the principal amount of seventy five million dollars ($75,000,000) and to pay interest on the principal amount of this Note at such rates and at such times as are specified in Note Agreement (as defined below).

       Both the principal hereof and interest hereon are payable at the principal office of the Company in Washington, D.C. in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

       This Note is one of the Auction Rate Reset Senior Notes Series A (the "NOTES") of the Company in the aggregate principal amount of $75,000,000 issued under and pursuant to the terms and provisions of the Note Agreement dated as of August 31, 2000 (the "NOTE AGREEMENT"), entered into by the Company with the Purchaser named therein and this Note and the holder hereof are entitled with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein to the extent provided in the Note Agreement. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

       This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

       The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

       This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.


                                   EXHIBIT A-1
                               (to Note Agreement)

                                    ALLIED CAPITAL CORPORATION


                                    By:
                                        --------------------------------------
                                        Name:  Kelly A. Anderson
                                        Title: Treasurer and Executive Vice
                                               President





                                      A-1-2

                           [FORM OF REPLACEMENT NOTE]

                           ALLIED CAPITAL CORPORATION
                     Auction Rate Reset Senior Note Series A

No. R-
                                                           ______________, _____
$

       ALLIED CAPITAL CORPORATION, a Maryland corporation (the "COMPANY"), for value received, hereby promises to pay to or registered assigns
    on the later of (1) the first anniversary of the date this Note is issued and (2) December 2, 2002
                             the principal amount of

                                                        DOLLARS ($_____________)
       and to pay interest on the principal amount of this Note at such rates and at such times as are specified in the Note Agreement (as defined below).

       Both the principal hereof and interest hereon are payable at the principal office of the Company in Washington, D.C. in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

       This Note is one of the Auction Rate Reset Senior Notes Series A (the "NOTES") of the Company in the aggregate principal amount of $75,000,000 issued under and pursuant to the terms and provisions of the Note Agreement dated as of August 31, 2000 (the "NOTE AGREEMENT"), entered into by the Company with the Purchaser named therein and is a Replacement Note as defined in the Note Agreement. This Note and the holder hereof are entitled with the holders of all other such Replacement Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein to the extent provided in the Note Agreement. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

       This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

       The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.


                                   EXHIBIT A-2
                               (to Note Agreement)

       This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.


                                    ALLIED CAPITAL CORPORATION


                                    By:
                                       ----------------------------------------
                                        Name:
                                        Title:



                                      A-2-2

                         REPRESENTATIONS AND WARRANTIES

       The Company represents and warrants to the Purchaser as follows:

       1. Subsidiaries. Annex A attached hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. Those Subsidiaries listed in Section 1 of said Annex A constitute Consolidated Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

       2. Corporate Organization and Authority. Except where failure to be qualified or authorized would not have a Material Adverse Effect, each of the Company and its Consolidated Subsidiaries

              (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

              (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

              (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

       3. Investment Company Status. The Company is a "business development company" within the meaning of the Investment Company Act.

       4. Financial Statements. (a) The consolidated balance sheet at December 31, 1999 and 1998 and the consolidated statements of operations, changes in net assets and cash flows of the Company for three years ended December 31, 1999, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Arthur Andersen LLP, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Consolidated Subsidiaries as of such dates and the results of their operations for such periods. The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 30, 2000, and the unaudited statements of operations, changes in net assets and cash flows for the six month period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its Consolidated Subsidiaries as of such date and the results of their operations and changes in their financial position for such period.


                                    EXHIBIT B
                               (to Note Agreement)

       (b) Since December 31, 1999, there has been no change in the condition, financial or otherwise, of the Company and its Consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

       5. Debt. Annex B attached hereto correctly describes all Debt (including, without limitation, Debt held by the SBA) and Capitalized Leases of the Company and its Consolidated Subsidiaries outstanding on June 30, 2000 since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Consolidated Subsidiaries.

       6. Full Disclosure. The Company has made available to the Purchaser copies of the Company's SEC Disclosure Documents. At the time each such document was filed (or, if an amendment with respect to any such document was filed, at the time such amendment was filed) with the Commission, it complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. The SEC Disclosure Documents fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Consolidated Subsidiaries. The SEC Disclosure Documents, at the time they were filed (or, if an amendment with respect to any such document was filed, at the time such amendment was filed), did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the SEC Disclosure Documents or in one of the documents, certificates or other writings identified therein, or in the financial statements described in paragraph 3 hereof, since December 31, 1999, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Consolidated Subsidiary except changes that individually or in the aggregate could not reasonably be expected to materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole. There is no fact known to the Company that could reasonably be expected to materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries that has not been set forth herein or in the SEC Disclosure Documents or in the other documents, certificates and other writings delivered to the Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby, except matters of an economic or regulatory nature generally affecting businesses of the type engaged in by the Company.

       7. Pending Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Consolidated Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting (1) the properties, business, profits or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries, taken as a whole or (2) the ability of the Company to perform its obligations under the Transaction Documents.

       8. Title to Properties. The Company and each Consolidated Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 3 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement. The Company and each Consolidated Subsidiary has the right to, and does, enjoy peaceful and undisturbed possession under all leases to which it is a party or under which it is a party. All such leases are valid, subsisting and in full force and effect, none of such leases is in default and no event has occurred and is continuing, and no condition exists which, after the passage of time or giving of notice or both could become an event of default under any such lease.

       9. Patents and Trademarks. The Company and each Consolidated Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses, permits, registrations, consents (governmental or other) and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

       10. Sale is Legal and Authorized. The sale of the Notes to the Purchaser, compliance by the Company with all of the provisions of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents--

              (a)    are within the corporate powers of the Company;

              (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

              (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise), the Transaction Documents have been executed and delivered by the Company and upon payment of the Purchase Price by the Purchaser, the Transaction Documents constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their terms.

       11. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Debt and is not in default under any instrument or instruments or agreements under and subject to which any Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

       12. Governmental Consent. No approval, consent or authorization of, or registration, filing or declaration with or withholding of objection on the part of, any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Transaction Documents or compliance by the Company with any of the provisions of the Transaction Documents.

       13. Taxes. All tax returns required to be filed by the Company or any Consolidated Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Consolidated Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1994, the Federal income tax liability of the Company has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and its Consolidated Subsidiaries are adequate for all open years, and for its current fiscal period.

       14. Use of Proceeds. The net proceeds from the sale of the Notes will be used by the Company for general corporate purposes. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of said Regulation U. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any such margin stock.

       15. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or has solicited or will solicit an offer to acquire the Notes from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes with any Person other than the Purchaser. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act. When issued the Notes will not be of the same class as Securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system, and will not be convertible or exchangeable into any such Securities.

       16. ERISA. The consummation of the transactions provided for in the Transaction Documents and compliance by the Company with the provisions thereof will not involve any non-exempt prohibited transaction within the meaning of Section 406(a) of ERISA or Sections 4975(c)(1)(A)-(D) of the Code. Neither the Company nor any ERISA Affiliate has heretofore, is presently or presently intends to, contribute to, maintain or establish, any Plan subject to the minimum funding requirements of
Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchaser. The representation by the Company in the first sentence of this paragraph 15 is made in reliance upon and subject to the accuracy of the representation in SECTION 3.2 as to the sources of the funds used to pay the Purchase Price.

       17. Compliance with Law. Neither the Company nor any Consolidated Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, registration, consent, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, profits, properties or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Transaction Documents. Neither the Company nor any Consolidated Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

       18. Compliance with Environmental Laws. The Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management or hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, which violation could have a material adverse effect on the business, profits, properties or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

       19. Foreign Assets Control Regulations, etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

       20. Issuance Sale and Delivery of the Notes. The issuance, sale and delivery of the Notes to the Purchaser under the circumstances contemplated by this Agreement do not, under existing law, require the registration of the Notes under the Securities Act.

                           ALLIED CAPITAL CORPORATION

                           SUBSIDIARIES OF THE COMPANY


1.     CONSOLIDATED SUBSIDIARIES


                                                               PERCENTAGE OF VOTING STOCK
                                            JURISDICTION OF        OWNED BY COMPANY AND
       NAME OF SUBSIDIARY                    INCORPORATION       EACH OTHER SUBSIDIARY
Allied Investment Corporation                 Maryland                     100%
Allied Investment Holdings LLC                Delaware                     100%
Allied Capital SBLC Corporation               Maryland                     100%
Allied Capital SBLC Holdings LLC              Delaware                     100%
Allied Capital Holdings LLC                   Delaware                     100%
Allied Capital REIT, Inc.                     Maryland                     100%
Allied Capital Property LLC                   Delaware                     100%
Allied Capital Equity LLC                     Delaware                     100%
9586 I-25 East Frontage Road,                 Delaware                     100%
    Longmont, CO 80504 LLC
Allied Capital Beteiligungs Beratung     Republic of Germany               100%
GmbH

2.     UNCONSOLIDATED SUBSIDIARIES


                                                               PERCENTAGE OF VOTING STOCK
                                          JURISDICTION OF         OWNED BY COMPANY AND
       NAME OF SUBSIDIARY                  INCORPORATION          EACH OTHER SUBSIDIARY
Allied Capital CMT, Inc.                      Delaware                     100%
Allied Capital Commercial Mortgage            Delaware                     100%
    Trust 1998-1
Allied Capital Germany Fund LLC               Delaware                     100%
Allied Capital Syndication LLC                Delaware                     100%
Allied Capital Funding LLC                    Delaware                     100%


                                     ANNEX A
                                 (to Exhibit B)

         DESCRIPTION OF DEBT AND CAPITALIZED LEASES AS OF JUNE 30, 2000

      DEBT OF COMPANY
      AND CONSOLIDATED                                  OBLIGOR
       SUBSIDIARIES                   BALANCE          COMPANIES          COLLATERAL
Revolving line of credit          $231,000,000            ACC          None
Master loan and security                     0            ACC          Commercial Mortgage
    agreement                                                            Loans
Unsecured long-term notes          419,000,000            ACC          None
OPIC loan                            5,700,000            ACC          None
                                  $655,700,000
                                  ============

           DEBT OF
CONSOLIDATED SUBSIDIARIES

SBA debentures                     $70,650,000             AIC          None


Mortgage loan                        2,527,802        Allied Capital    Office Building
                                     ---------          Equity LLC

                                   $73,177,802
                                   ===========

----------------------------------------------

ACC    --     the Company
AIC    --     Allied Investment Corporation





                                     ANNEX B
                                 (to Exhibit B)

                         DESCRIPTION OF CLOSING OPINION
                           OF COUNSEL FOR THE COMPANY

       The closing opinion of Sutherland Asbill & Brennan, LLP, counsel for the Company, called for by SECTION 4.1 of this Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be to the effect that:

              1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in the States of California and Illinois and the District of Columbia.

              2. The Company has the corporate power and the corporate authority to execute and perform each Transaction Document and to issue the Notes.

              3. Each of the Transaction Documents has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

              4. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of any Transaction Document.

              5. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Transaction Documents will not violate any provisions of any law or any order of any court or governmental authority or agency and do not conflict with or result in any breach of any of the provisions of or constitute a default under the provisions of the Articles of Incorporation or By-laws of the Company or any agreement or other instrument identified on Schedule A attached hereto to which the Company is a party or by which the Company may be bound or result in the creation or imposition of any Lien upon any of the property of the Company.

              6. To the knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any Consolidated Subsidiary in any court or before any governmental authority or arbitration board or tribunal as to which disclosure is required to be made in any report required to be filed with the Commission.




                                    EXHIBIT C
                               (to Note Agreement)

              7. The issuance, sale and delivery of the Notes to the Purchaser under the circumstances contemplated by this Agreement do not, under existing law, require the registration of the Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

       In rendering the opinion set forth in paragraph 1 above, Sutherland Asbill & Brennan, LLP may rely solely upon an examination of the Charter of the Company certified by, and a certificate of good standing of the Company from, the State Department of Assessments and Taxation of the State of Maryland and the By-laws of the Company.

The opinion of Sutherland Asbill & Brennan, LLP shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.

                                                   August 31, 2000

Banc of America Securities LLC
600 Montgomery Street
San Francisco, California 91444

Ladies and Gentlemen:

     1. Introduction. This agreement (the "FORWARD ISSUANCE AGREEMENT") confirms our agreement with you ("BAS") relating to the issuance and sale of debt, equity or other securities (the "SECURITIES") of Allied Capital Corporation, a Maryland corporation (the "Company"), in one or more public or private offerings and certain related matters.

     2. Issuance. (a) The Company shall designate by written notice to BAS one or more target dates (each, a "TARGETED ISSUANCE DATE") during the 24-month period following the date hereof and ending on August 31, 2002 (the "ISSUANCE PERIOD") for the issuance and sale (an "ISSUANCE") by BAS, as principal or agent, of a number or amount of Securities (the "OFFERED SECURITIES" with respect to such Issuance) having an aggregate Proceeds Amount (as defined below) with respect to such Issuance equal to or less than the Issuance Commitment (as defined below), and the Company agrees that it shall designate one or more Targeted Issuance Dates so that the aggregate Proceeds Amount for all Issuances shall equal the Initial Issuance Commitment (as defined below).

          "ISSUANCE COMMITMENT" means the excess, if any, of (i) $75,000,000 (the "INITIAL ISSUANCE COMMITMENT") over (ii) the aggregate Proceeds Amount of all Offered Securities (including any Additional Securities purchased pursuant to Section 2(c) below) sold in any Issuance that has been completed prior to such date.

     (b) Prior to each Targeted Issuance Date, each of the Company and BAS will cooperate with the other party and use its reasonable best efforts to market the Offered Securities in a manner appropriate for the type of Issuance at then-prevailing market prices. Once marketing is complete, each of the Company and

BAS will use its reasonable best efforts to agree to the terms, including without limitation any pricing terms, of a firm commitment underwriting agreement, placement agreement or other similar agreement, as appropriate (the "ISSUANCE AGREEMENT") with respect to such Offered Securities, in a form customary for issuances of the relevant type; provided that either the Company or BAS may decline to enter into such Issuance Agreement if it believes that doing so might result in any violation of applicable law or regulation; and provided further that the parties hereto agree that if the relevant Issuance is a public offering of common stock of the Company, the Issuance Agreement will be in substantially the form of the Underwriting Agreement, dated as of March 15, 1999 between the Company and BAS (the "UNDERWRITING AGREEMENT"), with such changes as the Company and BAS shall agree, and that if the relevant Issuance is not a public offering of common stock of the Company, the parties hereto will negotiate the form of the Issuance Agreement in good faith, using the relevant provisions of the Underwriting Agreement as a starting point.

     (c) If the Offered Securities to be sold in any Issuance are of a type for which it is customary or appropriate, in the judgment of BAS, that the underwriters, placement agents, initial purchasers or similar parties, as the case may be, be granted an overallotment option, then in the Issuance Agreement with respect to such Issuance, the Company will grant to BAS the right to purchase as principal at the Purchase Price (as defined below) or sell as agent, as appropriate, a number or amount of additional Offered Securities (the "ADDITIONAL SECURITIES") not to exceed 15% of the Offered Securities to be sold in such Issuance.

     (d) Subject to Section 2(e) below, if the Issuance involves a purchase by BAS as principal, the purchase price per Offered Security (the "PROCEEDS AMOUNT") to be paid by BAS to the Company pursuant to any Issuance Agreement shall be equal to a price representing a discount, negotiated in good faith by the Company and BAS based on prevailing market rates for underwriting or placement commissions for securities similar to such Offered Securities in offerings similar to such Issuance, to the price at which each Offered Security is initially to be offered to investors (the "OFFERING PRICE"). Subject to
Section 2(e) below, if the Issuance involves a sale by BAS as agent, the Company shall pay a commission to BAS, negotiated in good faith by the Company and BAS based on prevailing market rates for underwritings or placement commissions for securities similar to the Offered Securities in offerings similar to such Issuance (in which case the "Proceeds Amount" shall be the Offering Price less the per-security amount of such commission).

     (e) Any Issuances hereunder will be sole lead managed or sole book managed by BAS; however the Company and BAS may mutually agree to include one or more other broker-dealers as co-managing underwriters or placement agents for any Issuance.

     3. Shelf Registration. The Company has prepared and filed with the Securities and Exchange Commission a registration statement on Form N-2 ("REGISTRATION STATEMENT") relating to the offer and sale of certain Securities, with a proposed aggregate public offering price equal to at least $75,000,000, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Company shall use its reasonable best efforts to (i) if necessary, cause the Registration Statement to become effective under the Securities Act, as amended as soon as practicable after such filing and (ii) keep the Registration Statement, or another registration statement relating to the offer and sale of Securities filed with the Securities and Exchange Commission, effective with unused capacity at least equal to 115% of the Issuance Commitment on and around each Target Issuance Date.

     4. Termination. This Forward Issuance Agreement will terminate on the earliest of (i) the date on which the Issuances contemplated hereby are completed, (ii) the last day of the Issuance Period, (iii) any Remarketing Settlement Date (as defined in the Note Agreement, dated the date hereof, between the Company and Intrepid Funding Master Trust (the "NOTE AGREEMENT")) on which Replacement Notes (as defined in the Note Agreement) are issued and (iv) the date all Notes (as defined in the Note Agreement) have been prepaid pursuant to Section 2.2 of the Note Agreement.

     5. Fees upon Prepayment. Upon any prepayment of the Notes pursuant to
Section 2.2 of the Note Agreement, the Company shall pay to BAS a fee equal to 0.5% of the principal amount of the Notes prepaid.

     6. Expenses. Except as otherwise provided in each Issuance Agreement, all costs and expenses (including any fees, disbursements and expenses of counsel) incurred in connection with this Forward Issuance Agreement and the Issuances contemplated hereby shall be paid by the party incurring such expenses.

     7. Governing Law. This Forward Issuance Agreement shall be governed by and construed in accordance with the substantive law of the State of New York.

     8. Binding Obligation; Reasonable Best Efforts. It is understood that this Forward Issuance Agreement constitutes a legally binding obligation of the parties hereto. The parties agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated by this Forward Issuance Agreement.

     9. Counterparts. This Forward Issuance Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Please confirm your agreement with the foregoing by signing and returning a copy of this Forward Issuance Agreement to the undersigned.

                                    Very truly yours,

                                    ALLIED CAPITAL CORPORATION

                                    By: /s/ Kelly A. Anderson
                                       --------------------------------------
                                       Name:  Kelly A. Anderson
                                       Title: Treasurer and Executive Vice
                                              President




Accepted and Agreed as of
the date first above written:

BANC OF AMERICA SECURITIES LLC

By: /s/ William C. Caccamise
   -------------------------------
   Name:  William C. Caccamise
   Title: Managing Director

                       REMARKETING AND CONTINGENT PURCHASE
                                    AGREEMENT

                                     between

                           ALLIED CAPITAL CORPORATION

                                       and

                         BANC OF AMERICA SECURITIES LLC

                           Dated as of August 31, 2000

                  REMARKETING AND CONTINGENT PURCHASE AGREEMENT

      REMARKETING AND CONTINGENT PURCHASE AGREEMENT dated as of August 31, 2000 by and between Allied Capital Corporation, a Maryland corporation (the "COMPANY"), and Banc of America Securities LLC, as remarketing agent (the "REMARKETING AGENT").

                                   WITNESSETH:

      WHEREAS, the Company shall issue $75,000,000 aggregate principal amount of Auction Rate Reset Senior Notes Series A (the "NOTES");

      WHEREAS, upon the occurrence of a Trigger Event (as defined herein), the Notes may be remarketed in accordance with the terms hereof;

      WHEREAS, the Company has requested that Banc of America Securities LLC ("BAS") act as the Remarketing Agent and, as such, perform the duties described herein; and

      WHEREAS, BAS is willing to act as Remarketing Agent and, as such, to perform such duties on the terms and conditions expressly set forth herein;

      NOW, THEREFORE, in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

      SECTION 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Note Agreement. In addition, as used in this Agreement, the following terms shall have the following definitions:

      "AFFILIATED BIDDER" has the meaning set forth in Section 5(b).

      "ASSOCIATED PERSON" has the meaning set forth in Article 1(ee) of the By-Laws of the National Association of Securities Dealers, Inc.

      "BAS" has the meaning set forth in the fourth recital hereto.

      "BID" means an irrevocable offer to purchase at the Remarketing Price the aggregate outstanding principal amount of Notes with an interest rate equal to the Bid Rate specified in such Bid and with a maturity date on the Remarketed Maturity Date.

      "BID RATE" means the proposed interest rate on Notes specified in a Bid.

      "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

      "CHANGE OF CONTROL" shall be deemed to have occurred if (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 30% or more of the Voting Stock of the Company or (ii) during any twelve-month period (commencing on or after the date hereof), a majority of the Board of Directors of the Company shall no longer be composed of individuals (A) who were members of such Board of Directors on the first date of such period, (B) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of such Board of Directors or
(C) whose election or nomination to such Board of Directors was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of such Board of Directors.

      "COMPANY" has the meaning set forth in the initial paragraph hereto.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "EXCHANGE ACT REGULATIONS" means the rules and regulations promulgated under the Exchange Act.

      "EXPECTED RESET DATE" has the meaning set forth in Section 5(a)(i).

      "FAILED REMARKETING" means an event deemed to have occurred if, following the giving of notice by the Requesting Holders to the Remarketing Agent as contemplated by Section 5(a)(i), the settlement of a purchase and sale of the Notes shall not have occurred within the applicable time limit specified in this Agreement and in any event if such a settlement shall not have occurred by the 23rd Business Day following the delivery of the related Remarketing Notice, giving effect, if applicable, to the provisions of Section 7.

      "FINAL RESET DATE" has the meaning set forth in Section 5(a)(iii).

      "FORMER HOLDERS" has the meaning set forth in Section 5(f).

      "FORWARD ISSUANCE AGREEMENT" means the Forward Issuance Agreement dated as of August 31, 2000 between the Company and BAS.

      "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

      "MATERIAL ADVERSE CHANGE" means any development that could be reasonably expected to result in a material adverse change in the business, properties or financial condition of the Company and its subsidiaries, taken as a whole.

      "1934 ACT REPORTS" has the meaning set forth in Section 2(b)(iv).

      "NOTE AGREEMENT" means the Note Agreement dated as of August 31, 2000 between the Company and Intrepid Funding Master Trust, a Delaware business trust (as the same may be amended from time to time).

      "NOTES" has the meaning set forth in the first recital hereto.

      "OFFERING MEMORANDUM" has the meaning set forth in Section 13.

      "REFERENCE CORPORATE DEALER" means a leading dealer of publicly traded debt securities selected by the Company, which dealer shall be a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) and which shall not include BAS, its Affiliates or its Associated Persons.

      "REMARKETED MATURITY DATE" means the later of (i) the first anniversary of the Remarketing Settlement Date on which Replacement Notes are issued and (ii) December 2, 2002.

      "REMARKETING" means a remarketing of Notes pursuant to Section 5.

      "REMARKETING FEE" has the meaning set forth in Section 8.

      "REMARKETING NOTICE" has the meaning set forth in Section 5(a)(i).

      "REMARKETING PRICE" means a price equal to 100.25% of the aggregate outstanding principal amount of such Notes.

      "REMARKETING SETTLEMENT DATE" means the third Business Day immediately following the Reset Date.

      "RENEWED REMARKETING" has the meaning set forth in Section 7.

      "REPLACEMENT NOTES" has the meaning set forth in Section 5(j).

      "REPRESENTATION DATE" has the meaning set forth in Section 2(a).

      "REQUESTING HOLDERS" has the meaning set forth in Section 5(a)(i).

      "RESET DATE" means any date established as a Reset Date pursuant to
Section 5.

      "RESET RATE" means the Winning Bid Rate.

      "SECONDARY PURCHASE AGREEMENT" means an agreement to be dated as of the Reset Date (or such other date permitted by applicable law) among the Company, the Remarketing Agent and the Secondary Purchaser providing for the purchase of the Notes by the Secondary Purchaser, in a form customary for transactions of this type and as otherwise agreed among the Company, the Remarketing Agent and the Secondary Purchaser.

      "SECONDARY PURCHASER" has the meaning set forth in Section 5(c).

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "TRANSACTION DOCUMENTS" means this Agreement, the Note Agreement, the Forward Issuance Agreement, the Secondary Purchase Agreement and the Notes; provided that for any representation made as of the date hereof pursuant to
Section 2(b), Transaction Documents means this Agreement, the Note Agreement, the Forward Issuance Agreement and the Notes.

      "TRIGGER EVENT" has the meaning set forth in Section 5(a)(i).

      "WINNING BID RATE" has the meaning set forth in Section 5(b).

      SECTION 2. Representations and Warranties. (a) Basic Warranties. Each of the Company, on the one hand, and the Remarketing Agent, on the other hand, represents and warrants to the other as of the date hereof, the Reset Date and the Remarketing Settlement Date (each of the foregoing dates being hereinafter referred to as a "REPRESENTATION DATE") that:

            (i) Status. It is a duly and validly existing entity under the laws of the jurisdiction of its creation, formation or incorporation and, if relevant under such laws, in good standing.

            (ii) Powers. It has the corporate power and authority to execute, enter into and perform its obligations under, or contemplated under, this Agreement and consummate the transactions contemplated hereby.

            (iii) No Violation or Conflict. The execution, delivery and performance by such party of this Agreement, the consummation of the transactions herein contemplated and compliance by such party with its obligations hereunder (A) do not violate or conflict with (1) any provision of its organizational documents, (2) any law applicable to it, any order or judgment of any court or other agency of government applicable to it or any of its assets that affects the legality, validity or enforceability of this Agreement and (B) do not and will not conflict with or constitute a breach of any contractual restriction binding on or affecting it or any of its assets.

            (iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to the performance by such party of its obligations under this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

            (v) Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with the terms of this Agreement, except as of the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights or by general equitable principles.

            (vi) Absence of Litigation. There is not pending or, to the best of its knowledge, threatened against or affecting it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to materially and adversely affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

            (vii) Non-Reliance. It is acting for its own account, and it has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of any other party as investment advice or as a recommendation to enter into this Agreement, it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. No communication (written or oral) received from any other party shall be deemed to be an assurance or guarantee as to the expected results of this

      Agreement. No other party is acting as a fiduciary for or an adviser to it with respect to this Agreement.

            (viii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement. It is also capable of assuming, and assumes, the risks of this Agreement.

      (b) Representations and Warranties of the Company. The Company further represents and warrants to the Remarketing Agent as of each Representation Date that:

            (i) Notes Validly Issued. The Notes have been, and the Replacement Notes will be, validly authorized and executed by the Company and issued and delivered against payment of the purchase price therefor in the manner provided for in the Note Agreement, and constitute, or will constitute, legally binding obligations of the Company.

            (ii) No Event of Default. No Event of Default under the Note Agreement has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

            (iii) Compliance with Exchange Act Requirements. The Company has made all the filings with the Commission that it is required to make under the Exchange Act and the Exchange Act Regulations and each such filing complies in all material respects with the requirements of the Exchange Act or the Exchange Act Regulations, as the case may be.

            (iv) Compliance with Investment Company Act Requirements. The Company is in compliance in, all material respects, with the requirements of the Investment Company Act as applicable to the Company.

            (v) No Material Misstatements. The Company's most recent Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed after the end of the fiscal year to which such Annual Report relates (collectively, the "1934 ACT REPORTS"), as supplemented by material press releases, at the time they were filed did not, and, after giving effect to the transactions contemplated by the Transaction Documents do not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (vi) No Material Adverse Change. Since the respective dates as of which information is given in the 1934 Act Reports, except as otherwise stated therein, there has been no Material Adverse Change.

      SECTION 3. Covenants. (a) The Company hereby covenants with the Remarketing Agent as follows:

             (i) Maintain Authorizations. The Company shall use all its reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement and shall use all its reasonable efforts to obtain any such consents that may become necessary in the future.

             (ii) Comply with Laws. The Company shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

             (iii) Furnish Documentation. The Company will furnish to the Remarketing Agent: (i) unless available to the Remarketing Agent on EDGAR or the Company's website, each document filed after the date hereof by the Company pursuant to the periodic reporting requirements of the Exchange Act and (ii) in connection with the remarketing of the Notes, such other information as the Remarketing Agent may reasonably request from time to time. Notwithstanding the foregoing sentence, the Company agrees to provide the Remarketing Agent with as many copies of the foregoing written materials and other Company-approved information as the Remarketing Agent may reasonably request for use in connection with the remarketing of the Notes, as the case may be, and consents to the use thereof for such purpose.

             (iv) Notification. If, at any time prior to the Remarketing Settlement Date, any event or condition known to the Company relating to or affecting the Company or the Notes shall occur that could reasonably be expected to cause any of the reports, documents, materials or information referred to in Section 3(a)(iii) or any document incorporated therein by reference to contain an untrue statement of a material fact or omit to state a material fact, the Company shall promptly notify the Remarketing Agent in writing of the then-known circumstances and details of such event or condition.

             (v) Comply with Securities Laws. The Company will comply with the Securities Act and the rules and regulations of the Commission thereunder, the Exchange Act and the Exchange Act Regulations and the Investment Company Act as applicable to the Company so as to permit the completion of the remarketing of the Notes, as contemplated in this Agreement.

             (vi) No Purchase of Notes. The Company agrees that neither it nor any of its subsidiaries or Affiliates shall purchase or otherwise acquire, or enter into any agreement to purchase or otherwise acquire, any of the Notes prior to the remarketing thereof by the Remarketing Agent, other than pursuant to either this Agreement or the Note Agreement.

             (vii) Notification of Rating Agency Action. The Company will provide prompt notice by telephone, confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Agent of any notification or announcement by a "nationally recognized statistical rating organization" (as defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act) with regard to a downgrade or withdrawal of the rating of any security of the Company or the placement on what is currently called a "watch list" or a "credit watch" with negative implications of any security of the Company.

            (viii) Restriction on Debt Issuance. During the period commencing on the date on which the Remarketing Agent delivers a Remarketing Notice in accordance with Section 5(a)(i) and ending on the earlier of (A) the date of the related Remarketing Settlement Date or (B) the date of the related Failed Remarketing, the Company will not, without the consent of the Remarketing Agent, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities with a maturity of more than one year but fewer than 2 years.

             (ix) Reasonable Efforts. The Company shall use all its reasonable efforts to assist the Remarketing Agent in remarketing the Notes in the manner contemplated by this Agreement.

      (b)    The Remarketing Agent hereby covenants with the Company as follows:

             (i) Maintain Authorizations. The Remarketing Agent will use all its reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement and shall use all its reasonable efforts to obtain any that may become necessary in the future.

            (ii) Comply with Laws. The Remarketing Agent shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

      SECTION 4. Appointment and Obligations of Remarketing Agent and Calculation Agent; Secondary Purchaser. (a) The Company hereby appoints BAS as Remarketing Agent and as Calculation Agent (i) to determine, in accordance with the terms described in Section 5(b), the Reset Rate that, when applied to the Notes, shall result in the resale of all outstanding Notes, at a sales price equal to the Remarketing Price; provided that the Reset Rate shall in no event exceed the rate permitted by applicable law, (ii) to conduct a private auction of all outstanding Notes and (iii) to enter into a Secondary Purchase Agreement with respect to the Notes. BAS hereby accepts its appointment as Remarketing Agent and Calculation Agent.

      (b) Pursuant to the Secondary Purchase Agreement, the Secondary Purchaser, either as the sole purchaser or as the representative of a syndicate of purchasers designated by the Secondary Purchaser, shall agree, subject to the terms and conditions set forth therein, that the Secondary Purchaser and any such other purchasers shall purchase such Notes from the Holders thereof at a price equal to the Remarketing Price.

      SECTION 5. Determination of Reset Date; Remarketing Procedures.

      (a)   (i) Subject to Section 7, if

            A) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6, Section 5.7 or
                  Section 5.8 of the Note Agreement (as in effect on the date hereof); or

            B) the Company fails to maintain one or more committed bank revolving credit facilities having an aggregate committed amount (whether or not utilized) of at least $200,000,000,

      (each, a "TRIGGER EVENT"), the Holders of a majority in principal amount of the Notes, acting together as a single class (the "REQUESTING HOLDERS"), will have the right to require remarketing of the Notes. The Requesting Holders may exercise this right by delivering a written notice to the

      Remarketing Agent at any time on or prior to the sixth Business Day following the date on which such Trigger Event occurs. Upon the receipt of such notice, the Remarketing Agent shall immediately deliver a written notice to the Company on behalf of the Requesting Holders (the "REMARKETING NOTICE"). If the Requesting Holders exercise their right to require the remarketing of the Notes, the Reset Date shall be the sixth Business Day after the date on which the Remarketing Notice is delivered by the Remarketing Agent (the "EXPECTED RESET DATE").

            (ii) If the Requesting Holders do not exercise their right to require the remarketing of the Notes pursuant to Section 5(a)(i) above with respect to any Trigger Event, the Requesting Holders shall continue to have the right to require the remarketing of the Notes in accordance with Section 5(a)(i) with respect to any subsequent Trigger Event.

            (iii) Notwithstanding Section 5(a)(i):

                  (A) the Company may, by notice to the Remarketing Agent,
            direct that the Reset Date be delayed if the Company believes it will be unable to meet the conditions to Remarketing in the absence of such a delay; and

                  (B) the Remarketing Agent may, by notice to the Company,
            direct that the Reset Date be delayed if the Remarketing Agent believes that a Remarketing will not be successful in the absence of such a delay;

      provided that the Company and the Remarketing Agent, in either such event, will use their reasonable efforts to establish a delayed Reset Date that is within five Business Days after the Expected Reset Date, but in no event later than the 15th Business Day following the date on which the related Remarketing Notice was delivered, or the 20th Business Day in the case of a Renewed Remarketing to which the provisions of Section 7 apply (as applicable, the "FINAL RESET DATE").

            (iv) If the Company and the Remarketing Agent have not agreed, on or prior to the sixth Business Day preceding the Final Reset Date, to a Reset Date that is not later than the Final Reset Date, a Failed Remarketing shall be deemed to have occurred.

      (b) The Company shall, by notice to the Remarketing Agent no later than five Business Days prior to the Reset Date, select and specify at least three but no more than six Reference Corporate Dealers. By 3:00 p.m., New York City time, on the Reset Date, the Remarketing Agent shall request Bids from such Reference Corporate Dealers. The Company or an Affiliate thereof or the Remarketing Agent or an Affiliate or Associated Person thereof (any such person, an "AFFILIATED BIDDER") may, at its option, enter a Bid. The Remarketing Agent shall disclose to the Company the Bids obtained and determine the lowest Bid Rate (the "WINNING BID RATE") from among the Bids obtained on the Reset Date. By approximately 4:30 p.m., New York City time, on the Reset Date, the Remarketing Agent shall notify the Company of the Winning Bid Rate. If on a Reset Date, Bids are not submitted by at least one Reference Corporate Dealer, or if the lowest Bid submitted would result in a Winning Bid Rate in excess of the rate permitted by applicable law, the Remarketing shall be deemed to be a Failed Remarketing on the corresponding Remarketing Settlement Date. The Winning Bid Rate determined by the Remarketing Agent, absent manifest error, shall be binding and conclusive upon the Holders of the Notes and the Company.

      (c) On the Reset Date, the Remarketing Agent shall designate as the Secondary Purchaser (the "SECONDARY PURCHASER") the Reference Corporate Dealer providing the Bid containing the Winning Bid Rate. If the Winning Bid Rate is specified in the Bids submitted by two or more bidders, the Remarketing Agent shall, in consultation with the Company, designate one of such bidders as the Secondary Purchaser.

      (d) On the Reset Date, the Secondary Purchaser shall enter into a Secondary Purchase Agreement for the purchase by such Secondary Purchaser at the Remarketing Price of the aggregate principal amount of Notes with (i) an interest rate equal to the Winning Bid Rate and (ii) a maturity date on the Remarketed Maturity Date.

      (e) If a Remarketing shall have occurred pursuant to this Section 5 but settlement of the purchase and sale of the Notes does not occur on the corresponding Remarketing Settlement Date, then, unless the provisions of
Section 7 with respect to a Renewed Remarketing shall apply, a Failed Remarketing shall be deemed to have occurred on such Remarketing Settlement Date.

      (f) At the time and in the manner specified in the Secondary Purchase Agreement, the Secondary Purchaser shall pay on the Remarketing Settlement Date to the Remarketing Agent for the benefit of the holders of the remarketed Notes (the "FORMER HOLDERS") an amount of cash equal to the Remarketing Price.

      (g) Unless otherwise agreed between the Remarketing Agent and any Former Holder, the Remarketing Agent shall promptly pay the Remarketing Price, less the Remarketing Fee, to the Former Holders on the Remarketing Settlement Date in the manner specified in the Note Agreement.

      (h) The obligation of the Remarketing Agent to make payment to the Former Holders in connection with the Remarketing shall be limited to the extent that the Secondary Purchaser has delivered the Remarketing Price therefor to the Remarketing Agent.

      (i) Any outstanding Notes purchased on the Remarketing Settlement Date shall be deemed to be transferred to the Secondary Purchaser and shall be replaced in the manner provided in Section 5(j). After the Remarketing Settlement Date (except in the event of (i) a Failed Remarketing or (ii) failure by the Company to pay on the Remarketing Settlement Date all accrued interest (including any Additional Interest) on the Notes to such Remarketing Settlement
Date), (i) the Company shall make no further payments to, and the Company shall have no further obligations under the Note Agreement in respect of the Former Holders, (ii) the Company shall only be obligated to make payments to the Holders of Replacement Notes and (iii) the Notes of the Former Holders shall no longer represent an obligation of the Company but shall only represent a right to receive the proceeds of the Remarketing from the Remarketing Agent under the Note Agreement.

      (j) (i) The Company shall cause replacement certificates evidencing the Notes (the "REPLACEMENT NOTES") to be executed by an authorized signatory. If the Notes are to be purchased on the Remarketing Settlement Date, the Replacement Notes shall be delivered to the purchaser of the remarketed Notes in accordance with the terms of the Secondary Purchase Agreement.

      SECTION 6. Reset of Interest Rate and Maturity Date. From and including the Remarketing Settlement Date on which Replacement Notes are issued, (a) the interest rate on the Notes shall be the Winning Bid Rate and (b) the maturity date of the Notes shall be the Remarketed Maturity Date.

      SECTION 7. Renewed Remarketing. If a Remarketing has occurred pursuant to
Section 5 that would be a Failed Remarketing pursuant to Section 5(e), because the purchase and sale of the Notes do not take place on the corresponding Remarketing Settlement Date, and the reason for such failure shall, in the good faith determination of the Remarketing Agent, result from facts or circumstances that are not due to the action or inaction of the Company, then the provisions of Section 5 shall apply to a second remarketing (a "RENEWED REMARKETING") of the Notes, except that the Expected Reset Date shall be the sixth Business Day following such corresponding Remarketing Settlement Date; provided that only one Renewed Remarketing may occur pursuant to this Section 7, and no Renewed Remarketing shall occur after the Final Reset Date.

      SECTION 8. Remarketing Fee. With respect to the Remarketing, the Remarketing Agent shall retain as a remarketing fee (the "REMARKETING FEE") an amount equal to 25 basis points (0.25%) of the aggregate principal amount of the Notes from the purchase price received in connection with such Remarketing.

      SECTION 9. Failed Remarketing; Contingent Purchase Obligation. The Remarketing Agent shall give notice of any Failed Remarketing on the date such Failed Remarketing occurs, or is deemed to have occurred, by 4:00 p.m., New York City time, to the Company. In the case of (i) any Failed Remarketing or (ii) a Change of Control, the Holders of a majority in principal amount of the Notes may, by notice in writing to the Company, which notice, in the case of a Failed Remarketing, shall be given not later than 15 days after the occurrence of such Failed Remarketing, require the Company to purchase from the Holders thereof all outstanding Notes for a purchase price equal to the aggregate principal amount of such Notes plus accrued but unpaid interest thereon. For the avoidance of doubt, in the event of a Renewed Remarketing pursuant to Section 7, Holders may not require the Company to make such purchase unless and until such Renewed Remarketing results in a Failed Remarketing. Payment of the purchase price shall be made directly to each such Holder on the tenth Business Day following the date of the notice to the Company pursuant to the preceding sentence. Such purchase shall be without recourse of any kind to any such Holder. The parties recognize that the occurrence of a Failed Remarketing indicates that it would not be commercially reasonable under the circumstances to require Holders of the Notes to attempt to resell such Notes otherwise than pursuant to this Section 9, and that therefore in the event of any default by the Company in its obligations under this Section 9, a Holder shall be entitled to recover the price of the Notes specified herein.

      SECTION 10. Senior Obligations. The obligations of the Company hereunder constitute senior unsecured obligations, and shall rank pari passu with all other senior unsecured obligations of the Company.

      SECTION 11.  Replacement and Resignation of Remarketing Agent.  (a)
The Company shall not have the right to replace BAS as the Remarketing Agent, except in the case of bad faith, gross negligence or willful misconduct by BAS.

      (b) BAS may resign at any time for good reason (after consultation with the Company) and, subject to the following sentence, shall be discharged from its duties and obligations hereunder or as Calculation Agent by giving no less than 10 days' notice. Any such resignation shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent or the Calculation Agent, and the agreement of any such successor so to serve. Upon receiving notice from the

Remarketing Agent that it wishes to resign hereunder or as Calculation Agent stating the reasons for such resignation, the Company shall appoint, and enter into a new remarketing agreement with, such a successor as soon as reasonably practicable.

      (c) This Agreement shall terminate as to any Remarketing Agent that is replaced on the effective date of its replacement pursuant to Section 11(b). Notwithstanding any such termination, the obligations of the Company set forth in Section 15 shall survive and remain in full force and effect until all amounts payable under said Section 15 shall have been paid in full.

      SECTION 12. Dealing in the Notes. BAS, when acting as Remarketing Agent hereunder or under the Secondary Purchase Agreement or when acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Notes. The Remarketing Agent may exercise any vote or join in any action with respect to any Notes owned by it with like effect as if it did not act in any capacity hereunder. BAS, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

      SECTION 13. Offering Memorandum. Promptly following a Trigger Event, the Company shall furnish an offering memorandum (the "OFFERING MEMORANDUM") to the Remarketing Agent, in form and substance reasonably satisfactory to the Remarketing Agent, to be used in the remarketing by the Secondary Purchaser or purchasers under the Secondary Purchase Agreement, and shall pay all expenses relating to the preparation and furnishing of such Offering Memorandum.

      SECTION 14. Conditions to the Remarketing Agent's Obligations. (a) The obligations of the Remarketing Agent, the Secondary Purchaser and any other purchasers to perform their respective obligations hereunder and under the Secondary Purchase Agreement shall be subject to the terms and conditions of the Secondary Purchase Agreement.

      (b) If at any time during the term of this Agreement, any Event of Default under the Note Agreement, or event that with the passage of time or the giving of notice or both would become an Event of Default under the Note Agreement, has occurred and is continuing under the Note Agreement, then the obligations and duties of the Remarketing Agent under this Agreement shall be suspended until such default or event has been cured. The Company shall notify the Remarketing Agent of all such defaults and events.

      SECTION 15. Indemnification. The Company shall indemnify and hold harmless the Remarketing Agent and its officers and employees from and against all actions, claims, damages, liabilities and losses, and costs and expenses related thereto (including reasonable legal fees and costs) relating to or arising out of actions or omissions in any capacity hereunder and in any capacity as Calculation Agent, except actions, claims, damages, liabilities, losses, costs and expenses to the extent caused by (a) the bad faith, gross negligence or wilful misconduct of such indemnified party or (b) the breach by the Remarketing Agent of its representations, warranties and covenants hereunder. This Section 15 shall survive the termination of this Agreement and the Note Agreement and the payment in full of all obligations under the Notes and this Agreement, whether by purchase, repurchase, redemption or otherwise.

      SECTION 16. Remarketing Agent's Performance: Duty of Care; Power of Attorney. The duties and obligations of the Remarketing Agent hereunder shall be determined solely by the express provisions of this Agreement and the Secondary Purchase Agreement.

      The Remarketing Agent hereby accepts the obligation set forth in the Note Agreement to act as attorney-in-fact for the Holders of the Notes.

      SECTION 17. Expenses. The Company shall pay the reasonable fees and disbursements of the Remarketing Agent and its counsel incurred in connection with any remarketing, including any Renewed Remarketing and any Failed Remarketing and the Company shall pay the reasonable fees, expenses and disbursements of the Remarketing Agent and its counsel in connection with the execution and delivery of the Secondary Purchase Agreement.

      SECTION 18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law rules thereof.

      SECTION 19. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until 30 days after the earlier of (i) the date all Notes shall have been redeemed or purchased pursuant to Section 9 hereof and (ii) the Reset Date in connection with a Remarketing that is not a Failed Remarketing.

      SECTION 20. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent. Subject to the provisions of
Section 11, the rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Agent and their respective successors and assigns. The terms "successors" and "assigns" shall not include any purchaser of Notes merely as a result of such purchase. This Agreement shall inure to the benefit of the Holders of the Notes.

      SECTION 21. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

      SECTION 22. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

      SECTION 23. Counterparts. This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

      SECTION 24. Amendments. This Agreement may be amended by any instrument in writing signed by the parties hereto; provided that any amendment to Section 5 shall require the consent of all Holders of the Notes.

      SECTION 25. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows:

      if to the Company, to:

                  Allied Capital Corporation
                  1919 Pennsylvania Avenue, N. W.
                  3rd Floor
                  Washington, D.C. 20006

                  Attention: Kelly A. Anderson, Treasurer
                  Facsimile: 202-973-6328

and if to the Remarketing Agent, to:

                  Banc of America Securities LLC
                  9 West 57th Street
                  New York, NY 10019
                  Facsimile: (212) 847-5124
                  Attention:  William Caccamise
                  Facsimile: 212-847-5124

or to such other address as any of the above shall specify to the other in writing.

      IN WITNESS WHEREOF, each of the Company and the Remarketing Agent has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                    ALLIED CAPITAL CORPORATION

                                    By:  /s/ Kelly A. Anderson
                                        ---------------------------------------
                                        Name:  Kelly A. Anderson
                                        Title: Treasurer and Executive Vice
                                               President

Confirmed and Accepted
  as of the date hereof:

BANC OF AMERICA
  SECURITIES LLC, not individually,
  but solely as Remarketing Agent

By:  /s/ William C. Caccamise
    --------------------------------
    Name:  William C. Caccamise
    Title: Managing Director